Execution Copy
[Published CUSIP Number: ____]

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of July 25, 2007

among

BUCKEYE TECHNOLOGIES INC.,
as the Company,

The Guarantors from time to time party hereto,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and
L/C Issuer,

and

The Other Lenders Party Hereto

and

BANC OF AMERICA SECURITIES LLC,
as Sole Lead Arranger and Sole Book Manager,

CITIZENS BANK OF PENNSYLVANIA,
as Syndication Agent

and

COBANK, ACB
and
REGIONS BANK,
as Co-Documentation Agents

TABLE OF CONTENTS

Section                                                                                                                                          Page

ARTICLE I  DEFINITIONS AND ACCOUNTING TERMS 1
1.01	Defined Terms.	1
1.02	Other Interpretive Provisions.	23
1.03	Accounting Terms.	24
1.04	Rounding.	24
1.05	Times of Day.	24
1.06	Letter of Credit Amounts.	24

ARTICLE II  THE COMMITMENTS AND CREDIT EXTENSIONS25
2.01	The Loans.	25
2.02	Borrowings, Conversions and Continuations of Loans.	25
2.03	Letters of Credit; Auto-Extension Letters of Credit.	26
2.04	Swing Line Loans.	33
2.05	Prepayments.	36
2.06	Termination or Reduction of Commitments.	37
2.07	Repayment of Loans.	38
2.08	Interest.	38
2.09	Fees.	39
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.	39
2.11	Evidence of Debt.	40
2.12	Payments Generally; Administrative Agent’s Clawback. 40
2.13	Sharing of Payments by Lenders.	42
2.14	Increase in Aggregate Commitments.	43

ARTICLE III  TAXES, YIELD PROTECTION AND ILLEGALITY                                                                    44
3.01	Taxes.	44
3.02	Illegality.	46
3.03	Inability to Determine Rates.	46
3.04	Increased Costs; Reserves on Eurodollar Rate Loans	47
3.05	Compensation for Losses.	48
3.06	Mitigation Obligations; Replacement of Lenders.	49
3.07	Survival.	49

ARTICLE IV  CONDITIONS PRECEDENT TO CREDIT EXTENSIONS                                                                  50
4.01	Conditions of Initial Credit Extension.	50
4.02	Conditions to all Credit Extensions.	53

ARTICLE V  REPRESENTATIONS AND WARRANTIES                                                                        53
5.01	Organization and Business.	53
5.02	Financial Statements and Other Information; Material Agreements.	54
5.03	Agreements Relating to Indebtedness.	55
5.04	Changes in Condition.	55
5.05	Title to Assets.	55

i

5.06	Operations in Conformity With Law, etc.	56
5.07	Litigation.	56
5.08	Authorization and Enforceability.	56
5.09	No Legal Obstacle to Agreements.	56
5.10	Defaults.	57
5.11	Licenses, etc.	57
5.12	Tax Returns.	57
5.13	Certain Business Representations.	58
5.14	Environmental Regulations.	58
5.15	Pension Plans.	59
5.16	Government Regulation; Margin Stock.	59
5.17	Disclosure.	60
5.18	Solvency.	60

ARTICLE VI  AFFIRMATIVE AND NEGATIVE COVENANTS                                                                       60
6.01	Taxes and Other Charges.	60
6.02	Conduct of Business, etc.	61
6.03	Insurance.	61
6.04	Financial Statements and Reports.	62
6.05	Certain Financial Tests.	66
6.06	Indebtedness.	66
6.07	Liens.	68
6.08	Investments and Acquisitions.	69
6.09	Distributions.	71
6.10	Asset Dispositions and Mergers.	71
6.11	[intentionally omitted.]	72
6.12	Issuance of Stock by Subsidiaries; Subsidiary Distributions, etc.	72
6.13	Voluntary Prepayments of Other Indebtedness	73
6.14	Derivative Contracts	73
6.15	Negative Pledge Clauses	73
6.16	ERISA, etc	73
6.17	Transactions with Affiliates	74
6.18	Environmental Laws	74
6.19	Interpretation of Covenants	74
6.20	Use of Proceeds	74
6.21	Pledged Assets	74
6.22	Further Assurances	75
6.23	Post-Closing Deliveries	76

ARTICLE VII                                                                                                  76
    [Intentionally Omitted]                                                                                        76

ARTICLE VIII  EVENTS OF DEFAULT AND REMEDIES                                                                          76
8.01	Events of Default	76
8.02	Certain Actions Following an Event of Default	80
8.03	Annulment of Defaults	80
8.04	Waivers	81
8.05	Application of Funds	81

ARTICLE IX  ADMINISTRATIVE AGENT                                                                                   82
9.01	Appointment and Authority.	82
9.02	Rights as a Lender.	82
9.03	Exculpatory Provisions.	83
9.04	Reliance by Administrative Agent.	83
9.05	Delegation of Duties.	84
9.06	Resignation of Administrative Agent.	84
9.07	Non-Reliance on Administrative Agent and Other Lenders.	85
9.08	No Other Duties, Etc.	85
9.09	Administrative Agent May File Proofs of Claim.	85
9.10	Collateral and Guaranty Matters.	86

ARTICLE X   GUARANTY                                                                                              86
10.01Guarantees of Obligations. 86
10.02Continuing Obligation. 87
10.03Waivers with Respect to Obligations. 87
10.04Lenders’ Power to Waive, etc. 89
10.05Information Regarding the Company, etc. 89
10.06Certain Guarantor Representations. 89
10.07Subrogation. 90
10.08Subordination. 90
10.09Future Subsidiaries; Further Assurances. 90
10.10Contribution Among Guarantors. 91

ARTICLE XI  MISCELLANEOUS                                                                                       91
11.01Amendments, 91
11.02Notices; Effectiveness; Electronic Communications. 93
11.03No Waiver; Cumulative Remedies. 95
11.04Expenses; Indemnity; Damage Waiver. 95
11.05Payments Set Aside. 96
11.06Successors and Assigns. 97
11.07Treatment of Certain Information; Confidentiality. 100
11.08Right of Setoff. 101
11.09Interest Rate Limitation. 101
11.10Counterparts; Integration; Effectiveness; Amendment and Restatement of Existing Credit Agreement; Affirmation of Prior Liens. 102
11.11Survival of Representations and Warranties. 102
11.12Severability. 102
11.13Replacement of Lenders. 103
11.14Governing Law; Jurisdiction; Etc. 103
11.15Waiver of Jury Trial. 104
11.16No Advisory or Fiduciary Responsibility. 105
11.17USA PATRIOT Act Notice. 105

SIGNATURES S-1

        CHAR1\997700v13

SCHEDULES

1.01(a)             Existing Letters of Credit
1.01(c)             Mortgaged Properties
2.01                 Commitments and Applicable Percentages
5.01                 Organization and Business
5.02                 Material Agreements
5.03                 Agreements Relating to Financing Debt, Investments, etc.
5.07                 Litigation
5.14                 Environmental Regulations
5.15                 Pension Plans
6.07                 Liens
6.08(h)            Investments and Acquisitions
11.02               Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A                Committed Loan Notice
B                 Swing Line Loan Notice
C                 Note
D                 Compliance Certificate
E                 Assignment and Assumption
F                 Mortgage
G                 Closing Certificate
H                 Foreign Subsidiary Subordination Agreement

        CHAR1\997700v13

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of July 25, 2007 among BUCKEYE TECHNOLOGIES INC., a Delaware corporation (the “Company”), certain Subsidiaries of the Company from time to time party hereto as guarantors (collectively, the “Guarantors” and individually, a “Guarantor”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

PRELIMINARY STATEMENTS:

WHEREAS, the Company, certain Subsidiaries of the Company from time to time party thereto, the lenders from time to time party thereto and the Administrative Agent entered into that certain Credit Agreement dated as of November 5, 2003 (as amended and modified prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Company has requested and the Lenders and other parties hereto have agreed to amend and restate the Existing Credit Agreement on the terms and conditions hereinafter set forth;

WHEREAS, concurrently with the effectiveness of such amendment and restatement of the Existing Credit Agreement, the Existing Credit Agreement will be amended and restated in its entirety, the lenders party thereto will have no further obligations thereunder and will cease to be parties to such agreement and the Company and its Subsidiaries will have no further obligations thereunder, except for those obligations that by their terms survive termination of the Existing Credit Agreement;

WHEREAS, The Company has requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01                      Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Accumulated Benefit Obligations” means the actuarial present value of the accumulated benefit obligations under any Plan, calculated in accordance with Statement No. 87 of the Financial Accounting Standards Board.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Aggregate Commitments” means the Commitments of all the Lenders.  As of the Closing Date, the Aggregate Commitments in effect equal TWO HUNDRED MILLION DOLLARS ($200,000,000).

“Agreement” means this Amended and Restated Credit Agreement, as from time to time amended, restated, modified and in effect.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time.  If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means from time to time, for the purposes of calculating (a) the commitment fee for the purposes of Section 2.09(a), (b) the Standby Letter of Credit Fee for purposes of Section 2.03(i), (c) the interest rate applicable to Loans that are Eurodollar Rate Loans for the purposes of Section 2.08 and (d) the interest rate applicable to Loans that are Base Rate Loans for the purposes of Section 2.08, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Sections 6.04(a)(v) and 6.04(b)(iv):

Pricing Level	Consolidated Leverage Ratio	Commitment Fee	Eurodollar Rate Loans and Standby Letter of Credit Fee	Base Rate Loans
1	< 3.50:1	0.25%	1.25%	0.25%
2	> 3.50:1 but < 4.00:1	0.30%	1.50%	0.50%
3	> 4.00:1 but < 4.50:1	0.35%	1.75%	0.75%
4	> 4.50:1	0.40%	2.00%	1.00%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 6.04 (i.e., 45 days after the end of each of the first three fiscal quarters of the Company’s fiscal year and 95 days after the end of the Company’s fiscal year); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the first Business Day after actual delivery thereof.  The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section6.04(b)(iv) for the fiscal quarter ending September 30, 2007 shall be determined based upon Pricing Level 3.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Public Debt” means (a) the Company 2008 Notes, (b) the Company 2010 Notes and (c) the Company 2013 Notes.

“Arranger” means Banc of America Securities LLC in its capacities as sole lead arranger and sole book manager.

“Asset Sale” means any Disposition of Property or series of related Dispositions of Property, excluding any such Disposition (i) permitted by clause (a) of Section 6.10, (ii) consisting of a sale of the Lumberton Facility or (iii) that yields gross proceeds to any Loan Party (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) of $10,000,000 in any fiscal year of the Company.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Availability Period” means, in respect of the Aggregate Commitments, the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Default” means an Event of Default referred to in Section 8.01(j).

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or the state where the Administrative Agent’s Office is located; provided, however, that when “Business Day” is used in connection with any Eurodollar Rate Loan, such term shall also exclude any day on which financial institutions are generally not open for dealings in the London Interbank Market.

“Capital Expenditures” means, for any period, amounts added or required to be added to the property, plant and equipment or other fixed assets account on the Consolidated balance sheet of the Company and its Subsidiaries, prepared in accordance with GAAP, in respect of (a) the acquisition, construction, improvement or replacement of land, buildings, machinery, equipment, leaseholds and any other real or personal property (excluding replacements of and repairs to any real or personal property made out of the proceeds of a casualty insurance policy), (b) to the extent not included in clause (a) above, materials, contract labor and direct labor relating thereto (excluding amounts properly expensed as repairs and maintenance in accordance with GAAP) and (c) software development costs to the extent not expensed; provided, however, that Capital Expenditures shall not include (i) the purchase price for the acquisition of another Person (or substantially all the assets of another Person) as a going concern permitted by Section 6.08 or (ii) expenditures made in accordance with this Agreement with the proceeds of insurance claims or condemnation awards.

“Capitalized Lease” means any lease which is required to be capitalized on the balance sheet of the lessee in accordance with GAAP, including Statement Nos. 13 and 98 of the Financial Accounting Standards Board.

“Capitalized Lease Obligations” means the amount of the liability reflecting the aggregate discounted amount of future payments under all Capitalized Leases calculated in accordance with GAAP, including Statement Nos. 13 and 98 of the Financial Accounting Standards Board.

“Capital Stock” means, with respect to any Person, all of the shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of Capital Stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar-denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (each an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within twelve months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500 million for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital of at least $500 million and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof, (f) money market preferred or similar funds having at such date of acquisition a rating of AA or better by S&P or Aa or better by Moody’s, and (g) shares of money market mutual or similar funds registered under 2(a)7 or 3(c)7 of the Investment Company Act of 1940.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including corporate purchase and travel card), electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commercial Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Commitment” means, as to each Lender, its obligation to (a) make Loans to the Company pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group that includes the Company and that is treated as a single employer under Section 414 of the Code.

“Company” has the meaning specified in the introductory paragraph hereto.

“Company Materials” has the meaning specified in Section 6.04.

“Company 2008 Notes” means the Company’s 9 1/4% Senior Subordinated Notes due 2008 in the original principal amount of $100,000,000, issued pursuant to the indenture dated July 2, 1996 between the Company and The Bank of New York, as trustee, as in effect on the date hereof.

“Company 2010 Notes” means the Company’s 8% Senior Subordinated Notes due 2010 in the original principal amount of $150,000,000, issued pursuant to the indenture dated June 11, 1998 between the Company and The Bank of New York, as trustee, as in effect on the date hereof.

“Company 2013 Notes” means the Company’s 8 1/2 Senior Unsecured Notes due 2013 in the original principal amount of $200,000,000, issued pursuant to the indenture dated September 22, 2003 between the Company and The Bank of New York, as trustee, as in effect on the date hereof.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Computation Covenants” means Sections 6.05, 6.06(g), 6.06(j), 6.06(m), 6.06(0), 6.06(p), 6.08(e), 6.08(f), 6.08(g), 6.08(h), 6.09(b), 6.09(e) and 6.10(d).

“Confidential Information Memorandum” means the information memorandum dated July 2007 used by the Arranger in connection with the syndication of the Commitments.

“Consolidated”, when used with reference to any term, mean that term as applied to the accounts of the Company (or other specified Person) and all of its Subsidiaries (or other specified group of Persons), or such of its Subsidiaries as may be specified, consolidated (or combined) in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the total, without duplication, of (a) Consolidated Net Income minus (b) to the extent included in computing such Consolidated Net Income (i) any extraordinary and nonrecurring gains and (ii) noncash income items, plus (c) all amounts deducted in computing such Consolidated Net Income in respect of:

(i)           depreciation and amortization;

(ii)           interest expense;

(iii)          income tax expense;

(iv)          the write down for impairment purposes of existing goodwill and noncash charges related to asset impairments;

(v)           any extraordinary and nonrecurring losses;

(vi)         any other noncash charges (provided, however, that (i) such charges shall not include any amounts that constitute an accrual of or reserve for future cash payments or that otherwise are expected to result in cash expenditures in a future period and (ii) the amount added in respect of such noncash charges shall not exceed $5,000,000);

(vii)                      restructuring costs incurred during the fiscal quarters ending September 30, 2006, December 31, 2006, March 31, 2007 and June 30, 2007 (provided, however, that the amount added in respect of such costs for the fiscal quarter ending September 30, 2006 shall not exceed $13,000 and the amount added in respect of such costs for the fiscal quarter ending December 31, 2006 shall not exceed $11,000, the amount added in respect of such costs for the fiscal quarter ending March 31, 2007 shall not exceed $1,201,000) and the amount added in respect of such costs for the fiscal quarter ending June 30, 2007 shall not exceed $200,000;

(viii)                      costs in an aggregate amount not to exceed $12,000,000 on account of the temporary suspension of operations at the Company’s Foley, Florida facility for extended maintenance; and

(ix)                      any write-off of fees associated with any financing.

“Consolidated Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” means, for any period, (a) the aggregate amount of interest expense, including commitment fees, payments in the nature of interest under Capitalized Leases and net payments under Interest Rate Protection Agreements, net of interest income accrued by the Company and its Subsidiaries in accordance with GAAP on a Consolidated basis, minus (b) to the extent included in the foregoing clause (a), amortization of Indebtedness financing costs.

“Consolidated Leverage Ratio” means, at any time, the ratio of (a) Consolidated Total Debt as of the last day of the most recently completed fiscal quarter to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such last day.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Company and its Subsidiaries, determined in accordance with GAAP on a Consolidated basis; provided, however, that Consolidated Net Income shall not include:

(a)           the income (or loss) of any Person accrued prior to the date such Person becomes a Subsidiary or is merged into or consolidated with the Company or any of its Subsidiaries; provided, however, that (i) in the event of an acquisition permitted by Section 6.08, for purposes only of calculating the Applicable Rate, the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio, in Sections 6.05(a) and (b), respectively (but not for any other Section), the net income (or loss) of any acquired domestic Person shall be included in Consolidated Net Income for up to four fiscal quarters prior to the acquisition date, adjusted on a pro forma basis for specific and quantified reductions in expenses (excluding projected changes in business conditions, such as projected yield improvement or increased sales) resulting from the acquisition as agreed between the Company and the Administrative Agent and (ii) in the event of a Disposition permitted by Section 6.10, for purposes only of calculating the Applicable Rate, the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio, in Sections 6.05(a) and (b), respectively (but not for any other Section), the net income or loss of any Person so disposed of shall be excluded from Consolidated Net Income for up to four fiscal quarters prior to the Disposition date.

(b)           the income (or loss) of any Person (other than a Subsidiary) in which the Company or any of its Subsidiaries has an ownership interest; provided, however, that (i) Consolidated Net Income shall include amounts in respect of the income of such Person when actually received in cash by the Company or such Subsidiary in the form of dividends or similar Distributions and (ii) Consolidated Net Income shall be reduced by the aggregate amount of all Investments, regardless of the form thereof, made by the Company or any of its Subsidiaries in such Person for the purpose of funding any deficit or loss of such Person;

(c)           all amounts included in computing such net income (or loss) in respect of the write-up of any asset or the retirement of any Indebtedness or equity at less than face value after March 31, 2007;

(d)           the income of any Subsidiary to the extent (i) the payment of such income in the form of a Distribution or repayment of Indebtedness to the Company or a Wholly Owned Subsidiary is not permitted, whether on account of any Organization Document restriction, any agreement, instrument, deed or lease or any law, statute, judgment, decree or governmental order, rule or regulation applicable to such Subsidiary or (ii) the income of such Subsidiary does not exceed the tax liability incurred by the Company and its Subsidiaries resulting from the repatriation of foreign earnings under the Code caused by the payment of such income in the form of a Distribution or repayment of Indebtedness to the Company or a Wholly Owned Subsidiary; and

(e) any after-tax gains or losses attributable to returned surplus assets of any Plan.

“Consolidated Total Debt” means, at any date, all Financing Debt of the Company and its Subsidiaries on a Consolidated basis.

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Currency Exchange Agreement” means any currency swap, foreign exchange contract or similar arrangement providing for protection against fluctuations in currency exchange rates, either generally or under specific contingencies.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to (x) the Applicable Rate plus 2% per annum in the case of Standby Letter of Credit Fees and (y) 2.40% in the case of Commercial Letter of Credit Fees.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other Disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distribution” means, with respect to the Company (or other specified Person) or any of its Subsidiaries:

(a)           the declaration or payment of any dividend or distribution, including dividends payable in shares of capital stock of or other equity interests in the Company (or such specified Person), on or in respect of any shares of any class of capital stock of or other equity interests in the Company (or such specified Person) or any of its Subsidiaries;

(b)           the purchase, redemption or other retirement of any shares of any class of capital stock of or other equity interest in the Company (or such specified Person) or any of its Subsidiaries of options, warrants or other rights for the purchase of such shares, directly, indirectly through a Subsidiary or corporate parent or otherwise;

(c)           any other distribution on or in respect of any shares of any class of capital stock of or equity or other beneficial interest in the Company (or such specified Person) or any of its Subsidiaries;

(d)           any payment of principal or interest or fees with respect to, or any purchase, redemption or defeasance of, any Indebtedness of the Company (or such specified Person) or any of its Subsidiaries which by its terms or the terms of any agreement is subordinated to the payment of the Obligations; and

(e)           any payment, loan or advance by the Company (or such specified Person) to, or any other Investment by the Company (or such specified Person) in, the holder of any shares of any class of capital stock of or equity interest in the Company (or such specified Person) or any of its Subsidiaries, or any Affiliate of such holder;

provided, however, that the term “Distribution” shall not include (i) dividends payable in, or conversion of securities into, nonredeemable common stock of or other similar equity interests in the Company (or such specified Person) or (ii) the issuance of pay-in-kind interest or (iii) payments in the ordinary course of business in respect of (A) reasonable compensation paid to employees, officers and directors, (B) advances to employees for travel expenses, drawing accounts and similar expenditures, (C) rent paid to, or accounts payable for services rendered or goods sold by, non-Affiliates that own capital stock of or other equity interests in the Company (or such specified Person) or (D) licensing fees and management fees paid by the Company and its Subsidiaries to each other.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii.

“Energy Hedge Agreements” means any futures contract, cap or collar contract or other contractual arrangement providing for protection against fluctuations in energy costs, either generally or under specific contingencies.

“Environmental Laws” means all applicable federal, state or local statutes, laws, ordinances, codes, rules and regulations (including applicable consent decrees and administrative orders) relating to public health and safety and protection of the environment, including the federal Occupational Health and Safety Act.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equivalent Amount of United States Funds” means, as of any date of calculation with respect to a particular amount of foreign currency, an amount of United States Funds equal to such amount of foreign currency, computed at the foreign exchange rate published for such date in the Wall Street Journal.

“ERISA” means the federal Employee Retirement Income Security Act of 1974.

“ERISA Group Person” means the Company, any Subsidiary of the Company and any Person which is a member of the controlled group or under common control with the Company or any Subsidiary within the meaning of section 414 of the Code or section 4001(a)(14) of ERISA.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as reasonably designated by the Administrative Agent from time to time) at approximately 12:00 p.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 12:00 p.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Company is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 3.01(a).

 “Existing Credit Agreement” has the meaning set forth in the Recitals.

“Existing Letters of Credit” means those existing letters of credit issued by certain of the Lenders and described on Schedule 1.01(a).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated June 4, 2007, among the Company, the Administrative Agent and the Arranger.

“Financial Officer” of the Company (or other specified Person) means its chief executive officer, chief financial officer, chief operating officer, chief accounting officer, chairman, president, treasurer or any of its vice presidents whose primary responsibility is for its financial affairs, all of whose incumbency and signatures have been certified to the Administrative Agent by the secretary or other appropriate attesting officer of the Company (or such specified Person).

“Financing Debt” means each of the items described in clauses (a) through (f) and (i) of the definition of the term “Indebtedness” and, without duplication, any Guarantee of such items.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Subordination Agreement” is defined in Section 4.01(a)(xiv).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

           “Guarantee” means, with respect to the Company (or other specified Person):

(a)           any guarantee by the Company (or such specified Person), of the payment or performance of, or any contingent obligation by the Company (or such specified Person), in respect of, any Indebtedness or other obligation of any primary obligor;

(b)           any other arrangement whereby credit is extended to a primary obligor on the basis of any promise or undertaking of the Company (or such specified Person), including any binding “comfort letter” or “keep well agreement” written by the Company (or such specified Person), to a creditor or prospective creditor of such primary obligor, to (i) pay the Indebtedness of such primary obligor, (ii) purchase an obligation owed by such primary obligor, (iii) pay for the purchase or lease of assets or services regardless of the actual delivery thereof or (iv) maintain the capital, working capital, solvency or general financial condition of such primary obligor;

(c)           any liability of the Company (or such specified Person), as a general partner of a partnership in respect of Indebtedness or other obligations of such partnership;

(d)           any liability of the Company (or such specified Person) as a joint venturer of a joint venture in respect of Indebtedness or other obligations of such joint venture;

(e)           any liability of the Company (or such specified Person) with respect to the tax liability of others as a member of a group (other than a group consisting solely of the Company and its Subsidiaries) that is consolidated for tax purposes; and

(f)           reimbursement obligations, whether contingent or matured, of the Company (or such specified Person) with respect to letters of credit, bankers acceptances, surety bonds, other financial guarantees and Interest Rate Protection Agreements (without duplication of other Indebtedness supported or guaranteed thereby), whether or not any of the foregoing are reflected on the balance sheet of the Company (or such specified Person) or in a footnote thereto; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee and the amount of Indebtedness resulting from such Guarantee shall be the maximum amount that the guarantor may become obligated to pay in respect of the obligations (whether or not such obligations are outstanding at the time of computation).

“Guarantors” means, collectively, the Subsidiaries of the Company listed on the signature pages hereto, and each other Subsidiary of the Company that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Article X; it being understood that as of the Closing Date no Foreign Subsidiary shall be a Guarantor, and, thereafter, no Foreign Subsidiary shall be a Guarantor except as provided in Section 10.09.

“Guaranty” means, collectively, the Guaranty made by the Guarantors under Article X in favor of the Secured Parties, together with each other guaranty and guaranty supplement delivered pursuant thereto.

“Hazardous Material” means any pollutant, toxic or hazardous material or waste, including any “hazardous substance” or “pollutant” or “contaminant” as defined in section 101(14) of CERCLA or any other Environmental Law or regulated as toxic or hazardous under RCRA or any other Environmental Law.

“Hedge Agreement” means, collectively, Currency Exchange Agreements, Interest Rate Protection Agreements and Energy Hedge Agreements.

“Hedge Bank” means any Person that, at the time it enters into a Hedge Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Hedge Agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Immaterial Subsidiary” means any Subsidiary of the Company whose assets (at book value) do not exceed $1,000,000 and in which the net Investment of the Company and its other Subsidiaries is less than $1,000,000.

“Indebtedness” means all obligations, contingent or otherwise, which in accordance with GAAP are required to be classified upon the balance sheet of the Company (or other specified Person) as liabilities, but in any event including (without duplication):

(a)           indebtedness for borrowed money;

(b)           indebtedness evidenced by notes, debentures or similar instruments;

(c)           Capitalized Lease Obligations, Synthetic Lease Obligations and Synthetic Debt;

(d)           the deferred purchase price of assets, services or securities, including related noncompetition, consulting and stock repurchase obligations (other than ordinary trade accounts payable within six months after the incurrence thereof in the ordinary course of business), and any long-term contractual obligations for the payment of money other than, in the case of the deferred purchase price of services and any long-term contractual obligations for the payment of money, for products or services to be provided in the future in the ordinary course of business;

(e)           mandatory redemption, repurchase or dividend rights on capital stock (or other equity), including provisions that require the exchange of such capital stock (or other equity) for Indebtedness from the issuer;

(f)           reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers acceptances, surety bonds, other financial guarantees and Hedge Agreements (without duplication of other Indebtedness supported or guaranteed thereby);

(g)           pension liabilities unfunded for more than 270 days after the year in which accrued;

(h)           liabilities secured by any Lien existing on property owned or acquired by the Company (or such specified Person), whether or not the liability secured thereby shall have been assumed;

(i)           all Guarantees in respect of Indebtedness of others; and

(j)           for the purposes of Sections 6.06 and 8.01(e) only, all obligations of such Person in respect of Hedge Agreements.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” means pertaining to a condition of Insolvency.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months (or, if available to all Lenders, nine or twelve months, or periods of less than 1 month) thereafter, as selected by the Company in its Committed Loan Notice; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date.

“Interest Rate Protection Agreement” means any interest rate swap, interest rate cap, interest rate hedge or other contractual arrangement that converts variable interest rates into fixed interest rates, fixed interest rates into variable interest rates or other similar arrangements.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, Guarantee Obligation or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment; provided, however, that the term “Investment” shall not include (i) current trade and customer accounts receivable for property leased, goods furnished or services rendered in the ordinary course of business and payable in accordance with customary trade terms, (ii) deposits, advances and prepayments to suppliers for property leased, goods furnished and services rendered in the ordinary course of business, (iii) advances to employees for travel expenses, drawing accounts and similar expenditures, (iv) stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due to the Company (or such specified Person) or as security for any such Indebtedness or claim or (v) demand deposits in banks or similar financial institutions.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, in each case to the extent having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) Bank of America in its capacity as issuer of Letters of Credit hereunder and (b) any Lender that has issued an Existing Letter of Credit, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Legal Requirement” means any requirement imposed upon any of the Lenders or the Company and its Subsidiaries by any law, statute, rule, regulation, directive, order, decree, guideline (or any interpretation thereof by courts or of administrative bodies) of the United States of America, or any jurisdiction in which any Lending Office utilized by a Lender for making Eurodollar Loans is located or any state or political subdivision of any of the foregoing, or by any board, governmental or administrative agency, central bank or monetary authority of the United States of America, any jurisdiction in which any Lending Office utilized by a Lender for making Eurodollar Loans is located or any political subdivision of any of the foregoing, in each case having the force of law; provided, however, that any such requirement imposed on any of the Lenders not having the force of law shall be deemed to be a Legal Requirement for purposes of Article III if such Lender reasonably believes that compliance therewith is in the best interest of such Lender.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means any standby or commercial letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is thirty days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fees” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $50,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Company under Article II in the form of a Revolving Credit Borrowing or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Security Documents, (d) the Fee Letter, (e) each Issuer Document, (f) each Secured Hedge Agreement, (g) each Secured Cash Management Agreement, (h) the Restatement and Assignment Agreement and (i) any Foreign Subsidiary Subordination Agreement.

“Loan Parties” means, collectively, the Company and each Guarantor.

“Lumberton Facility” means that certain facility of the Company, owned as of the Closing Date, located in Lumberton, North Carolina.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the business, assets, financial condition or income of the Company and its subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under the Loan Documents, or of the ability of the Company or any Guarantor to perform its material obligations under any Loan Document to which they are parties; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any Guarantor of any Loan Document to which it is a party.

“Material Agreement” has the meaning specified in Section 5.02(b).

“Material Foreign Subsidiary” means, as of any date of determination, any Foreign Subsidiary of the Company (a) whose Subsidiary Assets (as defined below) either (i) exceed 15% of Consolidated Total Assets (as defined below) or (ii) would cause the Subsidiary Assets of all Foreign Subsidiaries of the Company that are neither Guarantors nor Persons the Capital Stock of which has been pledged by the holder thereof in accordance with this Agreement to exceed 35% of Consolidated Total Assets (after giving effect to the designation by the Company, on or prior to the twentieth (20th) day following the date of determination, of any Foreign Subsidiary as a Foreign Subsidiary that (I) shall become a Guarantor or (II) is a Person the Capital Stock of which shall be pledged by the holder thereof, in each case, in accordance with this Agreement), and (b) in which the Net Investment (as defined below) of the Company and its other Subsidiaries either (i) exceeds 15% of the Aggregate Net Investment (as defined below) or (ii) would cause the Net Investment of the Company and its other Subsidiaries in all Foreign Subsidiaries of the Company that are neither Guarantors nor Persons the Capital Stock of which has been pledged by the holder thereof in accordance with this Agreement to exceed 35% of the Aggregate Net Investment (after giving effect to the designation by the Company, on or prior to the twentieth (20th) day following the date of determination, of any Foreign Subsidiary as a Foreign Subsidiary that (I) shall become a Guarantor or (II) is a Person the Capital Stock of which shall be pledged by the holder thereof, in each case, in accordance with this Agreement).  For purposes hereof, as of any date of determination,

(A) “Aggregate Net Investment” means the sum of (I) the Company’s long-term indebtedness (including the current portion thereof) on a consolidated basis as shown in the “Long-Term Debt” line item on the most recently available consolidated balance sheet of the Company plus (II) the Capital Lease Obligations of the Company and its Subsidiaries on a consolidated basis as shown on the most recently available consolidated balance sheet of the Company plus (III) the amount by which (x) stockholders' equity of the Company and its Subsidiaries on a consolidated basis as shown on the most recently available consolidated balance sheet of the Company exceeds (y) the total amount of goodwill as shown on the most recently available consolidated balance sheet of the Company.

(B) “Consolidated Total Assets” means the amount by which (x) the Company’s total assets on a consolidated basis as shown in the “Total Assets” line item on the most recently available consolidated balance sheet of the Company exceeds (y) the total amount of goodwill as shown on the most recently available consolidated balance sheet of the Company.

(C) “Net Investment” means the sum of (I) Subsidiary Assets for the relevant Subsidiary minus (II) the current liabilities of the relevant Subsidiary, excluding intercompany liabilities as shown on the most recently available balance sheet of such Subsidiary minus (III) deferred income taxes of the relevant Subsidiary as shown on the most recently available balance sheet of such Subsidiary.

(D) “Subsidiary Assets” means the assets of the relevant Subsidiary at net book value (excluding intercompany assets and goodwill) as shown on the most recently available balance sheet of such Subsidiary.

“Maturity Date” means July 25, 2012; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Amendments” means each of the amendments to each of the Mortgages, which amendments shall be delivered on the Closing Date.

“Mortgages” means each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in form as Exhibit F (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Mortgaged Properties” means the real properties listed under the heading “Mortgaged Properties” on Schedule 1.01(c), as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any Disposition by the Company or any of its Subsidiaries, or any proceeds of casualty insurance, condemnation awards (or payments in lieu thereof) received or paid to the account of the Company or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by the Company or such Subsidiary in connection with such transaction, (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith (D) reasonable reserves for liabilities, indemnification, escrows and purchase price adjustments resulting from such Disposition and (E) transfer, sale, use and other similar taxes payable in connection with such Disposition; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds.

“Note” means a promissory note made by the Company in favor of a Lender evidencing Loans or Swing Line Loans, as the case may be, made by such Lender, substantially in the form of Exhibit C.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning specified in Section 6.04.

“Public Lender” has the meaning specified in Section 6.04.

“RCRA” means the federal Resource Conservation and Recovery Act, 42 U.S.C.ss.690, et seq.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party.

“Register” has the meaning specified in Section 11.06(c).

“Reimbursement Obligation” means the obligation of the Company to reimburse each Issuing Lender pursuant to Section 2.03 for amounts drawn under Letters of Credit.

 “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

 “Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, assistant treasurer or controller of a Loan Party and any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restatement and Assignment Agreement” means that certain Restatement and Assignment Agreement, dated as of the date hereof, between the Company, the Guarantors, the Agent, the Lenders and certain of the lenders under the Existing Credit Agreement.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Company or any other Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate, energy, raw materials or commodity Hedge Agreement permitted under Article VI that is entered into by and between the Company or any other Loan Party and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Security Documents.

“Security Agreement” means that certain Amended and Restated Security and Pledge Agreement, dated as of the date hereof, by and among the “Obligors”, as defined therein, and the Administrative Agent on behalf of the Lenders, as from time to time amended, restated, modified and in effect.

“Security Documents” means the collective reference to the Security Agreement, the Mortgages, and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standby Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Subordinated Indebtedness” means any Indebtedness that is subordinated to the Obligations on terms satisfactory to the Required Lenders.

“Subsidiary” of a Person (other than Cotton Flows, LLC and Merfin Europe A.S. so long as such Subsidiaries are Immaterial Subsidiaries) means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the Aggregate Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

 “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Affiliate” means a Person which the Company indicates in writing to the Administrative Agent will constitute an “Unrestricted Affiliate” hereunder, including joint ventures and Persons in which the Company and its Subsidiaries have a non-controlling equity interest.

“Wholly Owned Subsidiary” means as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.02                      Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                      Accounting Terms.

(a)  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended June 30, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04                      Rounding.

Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                      Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06                      Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01                      The Loans.

Subject to the terms and conditions set forth herein (including without limitation the conditions set forth in Section 4.02), each Lender severally agrees to make loans (each such loan, a “Loan”) to the Company in Dollars from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments and (ii) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment.   Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Loans made to the Company may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02                      Borrowings, Conversions and Continuations of Loans.

(a)           Each Revolving Credit Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Company.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $3,000,000 or a whole multiple of $500,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $50,000 in excess thereof.  Each Committed Loan Notice  (whether telephonic or written) shall specify (i) whether the Company is requesting a Revolving Credit Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Company fails to specify a Type of Loan in a Committed Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Company requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans, as described in Section 2.02(a).  Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Company in like funds as received by the Administrative Agent either by (i) crediting the account of the Company on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Company, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Company as provided above.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans made to the Company be converted to Base Rate Loans on the last day of the then current Interest Period with respect thereto.

(d)           The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Revolving Credit Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than fifteen (15) Interest Periods in effect in respect of the Aggregate Commitments.

2.03                      Letters of Credit; Auto-Extension Letters of Credit.

(a)           The Letter of Credit Commitment.  (i) Subject to the terms and conditions set forth herein (including without limitation the conditions set forth in Section 4.02), (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Company, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Company and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof; provided that the Loan Parties agree not to extend or renew any such Existing Letters of Credit except with Bank of America as LC Issuer.

(ii)           The L/C Issuer shall not issue any Letter of Credit if:

(A)           the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or, unless the Required Lenders have approved such expiry date, or

(B)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii)                      If the Company so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)	The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)           any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)           the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)           except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D)           such Letter of Credit is to be denominated in a currency other than Dollars;

(E)           such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Company or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(v)           The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(vi)                      The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vii)                      The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit.  (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 12:00 p.m. at least three Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require.  Additionally, the Company shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)           Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.  (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Company and the Administrative Agent thereof.  Not later than 12:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Company shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Company fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, the Company shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)                      With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                      Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)           Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Company or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Company of a Committed Loan Notice ).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                      If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.  (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute.  The obligation of the Company to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)           any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                      any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                      any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any of its Subsidiaries.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the L/C Issuer.  The Company shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)           Role of L/C Issuer.  Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral.  Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Company shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  Sections 2.05 and 8.02(c) sets forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03,Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  The Company hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Company will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer.

(h)           Applicability of ISP and UCP.   Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i)           Letter of Credit Fees.  The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage (i) with respect to each standby Letter of Credit, a fee (the “Standby Letter of Credit Fee”) equal to the Applicable Rate times the daily amount available to be drawn under such standby Letter of Credit and (ii) with respect to each commercial Letter of Credit, a fee (the “Commercial Letter of Credit Fee”, together with the Standby Letter of Credit Fee, the “Letter of Credit Fees”) equal to 40.0 bps of the face amount of each such commercial Letter of Credit.  For purposes of computing the daily amount available to be drawn under any standby Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Standby Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  Commercial Letter of Credit Fees shall be due and payable on the date of issuance of such Letter of Credit. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue, or be payable at, at the Default Rate.

(j)           Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Company shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears and (ii) with respect to each commercial Letter of Credit, equal to the greater of (x) 0.125% of the face amount of such commercial Letter of Credit and (y) $125, in each case upon the issuance thereof and with any amendment increasing the amount of such Letter of Credit.  With respect to standby Letters of Credit, such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  With respect to commercial Letters of Credit, such fronting fee shall be due and payable on the date of issuance of such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Company shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)           Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04                      Swing Line Loans.

(a)  The Swing Line.  Subject to the terms and conditions set forth herein (including without limitation the conditions set forth in Section 4.02), the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Company from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments at such time, and (ii) the aggregate Outstanding Amount of the Loans of any Lender at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Commitment, and providedfurther that the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall bear interest only at a rate based on the Base Rate.  Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)           Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $250,000 and in integral multiples of $50,000 in excess thereof and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Company.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company at its office by crediting the account of the Company on the books of the Swing Line Lender in immediately available funds.

(c)           Refinancing of Swing Line Loans.  (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Company with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)                      If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                      Each Lender’s obligation to make Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.  (i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans.  Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)           Payments Directly to Swing Line Lender.  The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05                      Prepayments.

(a)  Optional.  (i) Subject to the last sentence of this Section 2.05(a)(i), each Company may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 12:00 p.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment.  If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(ii)           The Company may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)           Mandatory.  (i) If any Loan Party or any of its Subsidiaries (x) Disposes of any property in a Disposition constituting an Asset Sale which results in the realization by such Person of Net Cash Proceeds or (y) receives proceeds of casualty insurance or condemnation awards (or payments in lieu thereof), the Company shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds immediately upon receipt thereof by such Person (such prepayments to be applied as set forth in clause (ii) below); provided, however, that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.05(b)(i), at the election of the Company (as notified by the Company to the Administrative Agent on or prior to the date of such Disposition), and so long as no Default shall have occurred and be continuing, such Loan Party or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as within 270 days or, if the Consolidated Leverage Ratio is less than 3.50, eighteen (18) months after the receipt of such Net Cash Proceeds, such purchase shall have been consummated (as certified by the Company in writing to the Administrative Agent); and providedfurther, however, that any Net Cash Proceeds not so reinvested shall be immediately applied to the prepayment (with a corresponding commitment reduction) of the Loans as set forth in this Section 2.05(b)(i).

(ii)           If for any reason the Total Outstandings at any time exceed the Aggregate Commitments at such time, the Company shall immediately prepay Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

(iii)                      Prepayments made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; and the amount remaining, if any, after the prepayment in full of all L/C Borrowings and Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full (the sum of such prepayment amounts, cash collateralization amounts and remaining amount being, collectively, the “Reduction Amount”) may be retained by the Company for use in the ordinary course of its business, and the Aggregate Commitments shall be automatically and permanently reduced by the Reduction Amount as set forth in Section 2.06(b).  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Company or any other Loan Party) to reimburse the L/C Issuer or the Lenders, as applicable.

(iv)                      Eurodollar Prepayment Account.  If the Company is required to make a mandatory prepayment of Eurodollar Rate Loans under this Section 2.05(b), so long as no Event of Default exists, the Company shall have the right, in lieu of making such prepayment in full, to deposit an amount equal to such mandatory prepayment with the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent.  Any amounts so deposited shall be held by the Administrative Agent as collateral for the prepayment of such Eurodollar Rate Loans and shall be applied to the prepayment of the applicable Eurodollar Rate Loans at the end of the current Interest Periods applicable thereto or, sooner, at the election of the Administrative Agent, upon the occurrence of an Event of Default.  At the request of the Company, amounts so deposited shall be invested by the Administrative Agent in Cash Equivalents maturing on or prior to the date or dates on which it is anticipated that such amounts will be applied to prepay such Eurodollar Rate Loans; any interest earned on such Cash Equivalents will be for the account of the Company and the Company will deposit with the Administrative Agent the amount of any loss on any such Cash Equivalents to the extent necessary in order that the amount of the prepayment to be made with the deposited amounts may not be reduced.

2.06                      Termination or Reduction of Commitments.

(a)           Optional.  The Company may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 p.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Company shall not terminate or reduce (A) the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit.

(b)           Mandatory.  (i) The Aggregate Commitments shall be automatically and permanently reduced on each date on which the prepayment of Loans outstanding thereunder is required to be made pursuant to Section 2.05(b) by an amount equal to the applicable Reduction Amount.

(ii)           If after giving effect to any reduction or termination of Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Aggregate Commitments at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c)           Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Commitment under this Section 2.06.  Upon any reduction of the Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount.  All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07                      Repayment of Loans.

(a)           Loans.  Each Company shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Loans outstanding on such date.

(b)           Swing Line Loans.  The Company shall repay each Swing Line Loan on the earlier to occur of (i) demand by the Swing Line Lender and (ii) the Maturity Date.

2.08                      Interest.

(a)           Subject to the provisions of Section 2.08(b), (x) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Eurodollar Rate for such Interest Period plus (B) the Applicable Rate; (y) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (z) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to (I) the Base Rate plus the Applicable Rate or (II) such other rate as mutually agreed to by the Company and the Swing Line Lender.

(b)           (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           If any amount (other than principal of any Loan) payable by the Company under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                      Upon the request of the Required Lenders, while any Event of Default exists, the Company shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)                      Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                      Fees.

In addition to certain fees described in Sections 2.03(i) and (j):

(a)           Commitment Fee.  The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceeds the sum of (i) the Outstanding Amount of Loans and (ii) the Outstanding Amount of L/C Obligations.  The commitment fee shall accrue at all times during the relevant Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)           Other Fees.  (i) The Company shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)           The Company shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10                      Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)           All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)           If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Company shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII.  The Company’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11                      Evidence of Debt.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Company and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Company shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12                      Payments Generally; Administrative Agent’s Clawback.

    (a)  General.  All payments to be made by each Company shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by each Company hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Company shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)           (i) Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Company a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Company, the interest rate applicable to Base Rate Loans.  If the Company and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Company shall be without prejudice to any claim the Company may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Company; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Company prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Company has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Company with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Company by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)           Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13                      Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)           if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (A) any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14                      Increase in Aggregate Commitments.

(a)           Increase.  Provided there exists no Default and the Consolidated Leverage Ratio is less than 4.50 (measured as of the most recent date upon which a Compliance Certificate was delivered pursuant to Section 6.04(a)(v)), upon notice to the Administrative Agent, the Company may from time to time after the Closing Date, increase the Aggregate Commitments by an amount (for all such requests) not exceeding $50,000,000 such that the maximum amount of the Aggregate Commitments shall at no time exceed $250,000,000; provided that any such increase shall be in a minimum amount of $10,000,000 and in a whole multiple of $5,000,000 in excess thereof.

(b)           Solicitation of Increase.  To achieve the full amount of a requested increase (i) the Administrative Agent with the consent of the Company (which approval shall not be unreasonably withheld or delayed) or (ii) the Company with the consent of the Administrative Agent, L/C Issuer and the Swing Line Lender (which approval shall not be unreasonably withheld or delayed) may solicit increased commitments from existing Lenders and/or invite Eligible Assignees to become Lenders; provided, however that no existing Lender shall be obligated or required to accept an increase in its Commitment pursuant to this Section 2.14 unless it specifically consents to such increase in writing and no Eligible Assignee shall become a Lender unless its Commitment is at least $5,000,000.  Any Lender or Eligible Assignee agreeing to increase its Commitment or provide a new Commitment pursuant to this Section 2.14 shall, in connection therewith, deliver to the Administrative Agent a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(c)           Effective Date and Allocations.  If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Increase Effective Date and Schedule 2.01 hereto shall be deemed amended to reflect such increase and final allocation.

(d)           Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Company shall deliver to the Administrative Agent (i) a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, (B) certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in Section 5.02 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.04, and (y) no Default or Event of Default has occurred or is continuing, and (C) a statement of reaffirmation from the Loan Parties pursuant to which each Loan party ratifies this Agreement and the other Loan Documents and acknowledges and reaffirms that, after giving effect to such increase, it is bound by all terms of this Agreement and the other Loan Documents; (ii) if any portion of the increase is being provided by a new Lender, a Note in favor of such Lender if so requested by such Lender; and (iii) payment of any applicable fees related to such increase (including, without limitation, any applicable arrangement, upfront and/or administrative fee).  The Company shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(e)           Amendments.                                The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Agreement or any other Loan Document as may be necessary to solely incorporate the terms of any increase in Commitments under this Section 2.14.

(f)           Conflicting Provisions.  This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                      Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Company hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Company shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company or shall make such deductions and (iii) the Company shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Company.  Without limiting the provisions of subsection (a) above, the Company shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Company.  The Company shall, jointly and severally, indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Company by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Company is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, if the Company is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)           duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)                      in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Company within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of  Internal Revenue Service Form W-8BEN, or

(iv)                      any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.

Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Company, as the Administrative Agent or the Company shall reasonably request, and in a timely fashion, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Company pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction.  Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such  claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that any Company make any deduction or withholding for taxes from amounts payable to such Lender.  Additionally, the Company shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, and in a timely fashion, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Company, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(f)           Treatment of Certain Refunds.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section, it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Company, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer if the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company or any other Person.

3.02                      Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Company shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted.

3.03                      Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) deposits are not being offered to banks in the offshore interbank market for such currency for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04                      Increased Costs; Reserves on Eurodollar Rate Loans.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)           subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)                      impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Company will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error.  The Company shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Company shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on Eurodollar Rate Loans.  The Company shall pay (or cause the UK Company to pay) to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits (currently known as “Eurodollar liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05                      Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Company (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 11.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Company shall also pay any reasonable customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, and delivered to the Company shall be conclusive absent manifest error.  The Company shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

Despite anything to the contrary in this Agreement, the determination of the amount to be paid under claims by any Lender under this Article III and the basis for computation thereof hereunder shall be conclusive so long as (a) such determination is made in good faith, (b) no manifest error appears therein and (c) the Lender uses reasonable averaging and attribution methods.

Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Company shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any demands for compensation occurring more than nine months prior to the date that such Lender, became aware of the event giving rise to such Lender’s claim for compensation pursuant to this Section (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.06                      Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Company hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Company may replace such Lender in accordance with Section 11.13.

3.07                      Survival.

All of the Company’ obligations under this Article III shall survive until the fifth (5th) anniversary of the termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01                      Conditions of Initial Credit Extension.

The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)           executed counterparts of this Agreement, in the number requested by the Administrative Agent;

(ii)           a Note executed by the Company in favor of each Lender requesting a Note;

(iii)                      the Security Agreement, duly executed by each Loan Party, together with:

(A)           certificates representing the Pledged Stock referred to therein accompanied by undated stock powers executed in blank and instruments evidencing any pledged debt instruments indorsed in blank,

(B)           authorization by the Loan Parties to file financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C)           a completed “perfection certificate” or other requests for information, dated on or before the date of the initial Credit Extension, describing the assets of the Loan Parties and any existing Liens,

(D)           evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby,

(E)           the Deposit Account Control Agreements and the Securities Account Control Agreement, in each case as referred to in the Security Agreement and duly executed by the appropriate parties,

(F)           evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements).

(iv)                      Mortgages, etc.

(A)  The Administrative Agent shall have received a Mortgage Amendment to each existing Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

(B)           [intentionally omitted.]

(C)           The Administrative Agent shall have received in respect of each Mortgaged Property an endorsement to a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance.  Each such endorsement shall (1) be in an amount satisfactory to the Administrative Agent; (2) be issued at ordinary rates; (3) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (4) name the Administrative Agent for the benefit of the Lenders as the insured thereunder; (5) be in the form of ALTA Loan Policy - 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); (6) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request and (7) be issued by First American Title Insurance Company.  The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

(D)           If requested by the Administrative Agent, the Administrative Agent shall have received (1) a policy of flood insurance that (a) covers any parcel of improved real property that is encumbered by any Mortgage, (b) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (c) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (2) confirmation that the Company has received the notice required pursuant to Section 208(e)(3) of Regulation H of the FRB.

(E)           The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (C) above and a copy of all other material documents affecting the Mortgaged Properties.

(v)           such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vi)                      such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Company and other Guarantors is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vii)                      favorable opinions of (i) Shearman & Sterling LLP, special New York counsel to the Loan Parties and (ii) Baker Donelson, special Tennessee counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters concerning the Loan Parties and the Loan Documents in form and substance satisfactory to the Administrative Agent;

(viii)                      a certificate signed by a Responsible Officer of the Company certifying (A) that there has been no event or circumstance since June 30, 2006 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (B) no action, suit, investigation or proceeding is pending, or to the knowledge of the Company, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect;

(ix)                      evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;

(x)           such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or any Lender reasonably may require; and

(xi)                      Each of the Material Foreign Subsidiaries of the Company shall have entered into a Subsidiary Subordination Agreement in substantially the form of Exhibit H (the “Foreign Subsidiary Subordination Agreement”) and shall have delivered it to the Administrative Agent.

(b)           (i) All fees required to be paid to the Administrative Agent and the Arranger on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c)           Unless waived by the Administrative Agent, the Company shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02                      Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)           The representations and warranties of the Company and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, if the applicable representation and warranty is already subject to a materiality standard, shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct in all material respects (or, if the applicable representation and warranty is already subject to a materiality standard, shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.02 shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.04(a) and (b), respectively.

(b)           No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)           The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to extend credit to the Company hereunder, each of the Company and such of its Subsidiaries as are party hereto from time to time jointly and severally represents and warrants as follows:

5.01                      Organization and Business.

(a)           The Company.  The Company is a duly organized and validly existing corporation, in good standing under the laws of Delaware with all power and authority, corporate or otherwise, necessary to (a) enter into and perform this Agreement and each other Loan Document to which it is party and (b) own its properties and carry on the business now conducted by it.  Certified copies of the Organization Documents of the Company have been previously delivered to the Administrative Agent and are correct and complete.  Schedule 5.01, as from time to time hereafter supplemented in accordance with Sections 6.04(a) and 6.04(b), sets forth, as of the later of the date hereof or as of the end of the most recent fiscal quarter for which financial statements are required to be furnished in accordance with such Sections, (i) the jurisdiction of incorporation of the Company, (ii) the address of the Company’s principal executive office and chief place of business, (iii) each name, including any trade name, under which the Company conducts its business and (iv) the jurisdictions in which the Company owns real or tangible personal property.

(b)           Subsidiaries.  Each Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, with all power and authority, corporate or otherwise, necessary to (a) enter into and perform this Agreement and each other Loan Document to which it is party, (b) guarantee the Obligations and (c) own its properties and carry on the business now conducted by it.  Certified copies of the Organization Documents of each Subsidiary party hereto have previously been delivered to the Administrative Agent and are correct and complete.  Schedule 5.01, as from time to time hereafter supplemented in accordance with Sections 6.04(a) and 6.04(b), sets forth, as of the later of the date hereof or as of the end of the most recent fiscal quarter for which financial statements are required to be furnished in accordance with such Sections, (i) the name and jurisdiction of organization of each Subsidiary of the Company, (ii) the address of the chief executive office and principal place of business of each such Subsidiary, (iii) each name under which each such Subsidiary conducts its business, (iv) each jurisdiction in which each such Subsidiary owns real or tangible personal property, (v) the number of authorized and issued shares and percentage ownership of each such Subsidiary and (vi) whether such Subsidiary is a Guarantor, an Immaterial Subsidiary, a Foreign Subsidiary or a Material Foreign Subsidiary.

(c)           Qualification.  Each of the Company and its Subsidiaries is duly and legally qualified to do business as a foreign corporation or other entity and is in good standing in each state or jurisdiction in which such qualification is required and is duly authorized, qualified and licensed under all laws, regulations, ordinances or orders of public authorities, or otherwise, to carry on its business in the places and in the manner in which it is conducted, except for failures to be so qualified, authorized or licensed which would not in the aggregate reasonably be expected to result, or create a material risk of resulting, in any Material Adverse Effect.

(d)           Capitalization.  No options, warrants, conversion rights, preemptive rights or other statutory or contractual rights to purchase shares of capital stock or other securities of any Subsidiary now exist, nor has any Subsidiary authorized any such right, nor is any Subsidiary obligated in any other manner to issue shares of its capital stock or other securities.

5.02                      Financial Statements and Other Information; Material Agreements.

(a)           Financial Statements and Other Information.  The Company has previously furnished to the Lenders copies of the following:

(i)           The audited Consolidated balance sheets of the Company and its Subsidiaries as at June 30 in each of 2005 and 2006 and the audited Consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal years of the Company then ended.

(ii)           The unaudited Consolidated balance sheet of the Company and its Subsidiaries as at March 31, 2007 and the unaudited Consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for the portion of the fiscal year then ended.

(iii)                      The five-year financial and operational projections for the Company previously supplied to the Lenders and included as part of the offering memorandum for the initial syndication of the Obligations.

(iv)                      Calculations demonstrating compliance with the Computation Covenants as of March 31, 2007.

The audited Consolidated financial statements (including the notes thereto) referred to in clause (i) above were prepared in accordance with GAAP and fairly present the financial position of the Company and its Subsidiaries on a Consolidated basis at the respective dates thereof and the results of their operations for the periods covered thereby.  The unaudited Consolidated financial statements referred to in clause (ii) above were prepared in accordance with GAAP and fairly present the financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations for the periods covered thereby, subject to normal year-end audit adjustment and the addition of footnotes in the case of interim financial statements.  Neither the Company nor any of its Subsidiaries has any known contingent liability material to the Company and its Subsidiaries on a Consolidated basis which is not reflected in the balance sheets referred to in clause (i) or (ii) above (or delivered pursuant to Sections 6.04(a) and 6.04(b)) or in the notes thereto or otherwise disclosed to the Administrative Agent in writing.

(b)           Material Agreements.  The Company has previously furnished to the Lenders correct and complete copies, including all exhibits, schedules and amendments thereto, of the agreements and registration statements, each as in effect on the date hereof, listed in Schedule 5.02 which constitute all agreements and instruments material to the Company and its Subsidiaries on a Consolidated basis (together with the Organization Documents for the Company and its Subsidiaries, the “Material Agreements”).

5.03                      Agreements Relating to Indebtedness.

Schedule 5.03, as from time to time hereafter supplemented in accordance with Sections 6.04(a) and 6.04(b), sets forth the amounts (as of the dates indicated in Schedule 5.03, as so supplemented) of all Indebtedness of the Company and its Subsidiaries and all agreements which relate to such Indebtedness.

5.04                      Changes in Condition.

Since June 30, 2006, there has been no Material Adverse Effect (other than an event described in Schedule 5.02), and since the later of June 30, 2006 or the end of the Company’s most recently completed fiscal year for which financial reports have been furnished to the Lenders in accordance with Section 6.04(a), neither the Company nor any Subsidiary of the Company has entered into any material transaction outside the ordinary course of business except for the transactions permitted by this Agreement and the Material Agreements or as described in Schedule 5.02.

5.05                      Title to Assets.

The Company and its Subsidiaries have good and marketable title to, or adequate license or leasehold rights in, all assets necessary for or used in the operations of their business as now conducted by them and reflected in the most recent balance sheet referred to in Section 5.02(a) (or the balance sheet most recently furnished to the Lenders pursuant to Sections 6.04(a) or 6.04(b)), and to all assets acquired subsequent to the date of such balance sheet, subject to no Liens except for Liens permitted by Section 6.07 and except for assets disposed of as permitted by Section 6.10.

5.06                      Operations in Conformity With Law, etc.

The operations of the Company and its Subsidiaries as now conducted or proposed to be conducted are not in violation of, nor is the Company or its Subsidiaries in default under, any Legal Requirement presently in effect and applicable to the Company or such Subsidiary, except for such violations and defaults as do not and would not reasonably be expected, in the aggregate, to result, or create a material risk of resulting, in any Material Adverse Effect.  The Company has received no notice of any such violation or default and has no knowledge of any basis on which the operations of the Company or its Subsidiaries, as now conducted and as currently proposed to be conducted after the date hereof, would be held so as to violate or to give rise to any such violation or default.

5.07                      Litigation.

Except as described in Schedule 5.07, no litigation, at law or in equity, or any proceeding before any court, board or other governmental or administrative agency or any arbitrator is pending or, to the knowledge of the Company or any Guarantor, threatened which may involve any material risk of any final judgment, order or liability which, after giving effect to any applicable insurance, has resulted, or is reasonably expected to create a material risk of resulting, in any Material Adverse Effect or which seeks to enjoin the consummation, or which questions the validity, of any of the transactions contemplated by this Agreement or any other Loan Document.  No judgment, decree or order of any court, board or other governmental or administrative agency or any arbitrator has been issued against or binds the Company or any of its Subsidiaries which has resulted, or is reasonably likely to create a material risk of resulting, in any Material Adverse Effect.

5.08                      Authorization and Enforceability.

Each of the Company and each other Obligor has taken all corporate action required to execute, deliver and perform this Agreement and each other Loan Document to which it is party.  No consent of stockholders of the Company is necessary in order to authorize the execution, delivery or performance of this Agreement or any other Loan Document to which the Company is party.  Each of this Agreement and each other Loan Document constitutes the legal, valid and binding obligation of each Obligor party thereto and is enforceable against such Obligor in accordance with its terms except as the enforceability of such documents may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws from time to time in effect and affecting the rights of creditors generally and by general principles of equity, good faith and fair dealing.

5.09                      No Legal Obstacle to Agreements.

Neither the execution and delivery of this Agreement or any other Loan Document, nor the making of any borrowings hereunder, nor the guaranteeing of the Obligations, nor the securing of the Obligations with the Collateral, nor the consummation of any transaction referred to in or contemplated by this Agreement or any other Loan Document, nor the fulfillment of the terms hereof or thereof or of any other agreement, instrument, deed or lease contemplated by this Agreement or any other Loan Document, has constituted or resulted in or will constitute or result in:

(a)           any breach or termination of the provisions of any agreement, instrument, deed or lease to which the Company, any of its Subsidiaries or any other Obligor is a party or by which it is bound, or of the Organization Documents of the Company, any of its Subsidiaries or any other Obligor;

(b)           the violation in any material respect of any law, statute, judgment, decree or governmental order, rule or regulation applicable to the Company, any of its Subsidiaries or any other Obligor;

(c)           the creation under any agreement, instrument, deed or lease of any Lien (other than Liens which secure the Obligations) upon any of the assets of the Company, any of its Subsidiaries or any other Obligor; or

(d)           any redemption, retirement or other repurchase obligation of the Company, any of its Subsidiaries or any other Obligor under any Organization Document, agreement, instrument, deed or lease.

No approval, authorization or other action by, or declaration to or filing with, any governmental or administrative authority or any other Person is required to be obtained or made by the Company, any of its Subsidiaries or any other Obligor in connection with the execution, delivery and performance of this Agreement, the Notes or any other Loan Document, the transactions contemplated hereby or thereby, the making of any borrowing hereunder or the guaranteeing of the Obligations or the securing of the Obligations with the Collateral (other than filings necessary to perfect the Administrative Agent’s security interest in the Collateral).

5.10                      Defaults.

Neither the Company nor any of its Subsidiaries is in default under any provision of its Organization Documents or of this Agreement or any other Loan Document.  Neither the Company nor any of its Subsidiaries is in default under any material provision of any material agreement, instrument, deed or lease to which it is party or by which it or its property is bound.  Neither the Company nor any of its Subsidiaries has violated any law, judgment, decree or governmental order, rule or regulation, in each case so as to result, or to be reasonably expected to create a material risk of resulting, in any Material Adverse Effect.

5.11                      Licenses, etc.

The Company and its Subsidiaries have all patents, patent applications, patent licenses, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, licenses, franchises, permits, authorizations and other rights as are necessary for the conduct of the business of the Company and its Subsidiaries as now conducted by them.  All of the foregoing are in full force and effect in all material respects, and each of the Company and its Subsidiaries is in substantial compliance with the foregoing without any known conflict with the valid rights of others which has resulted, or is reasonably likely to create a material risk of resulting, in any Material Adverse Effect.  No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such license, franchise or other right or which affects the rights of any of the Company and its Subsidiaries thereunder so as to result, or is reasonably expected to create a material risk of resulting, in any Material Adverse Effect.  Except as described in Schedule 5.07, no litigation or other proceeding or dispute exists with respect to the validity or, where applicable, the extension or renewal, of any of the foregoing which has resulted, or is reasonably likely to create a material risk of resulting, in any Material Adverse Effect.

5.12                      Tax Returns.

Each of the Company and its Subsidiaries has filed all material tax and information returns which are required to be filed by it and has paid, or made adequate provision for the payment of, all taxes which have become due pursuant to such returns or to any assessment received by it, except with respect to those taxes that the Company or its Subsidiaries are contesting in good faith.  Neither the Company nor any of its Subsidiaries knows of any material additional assessments or any basis therefor.  The Company reasonably believes that the charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes or other governmental charges are adequate.

5.13                      Certain Business Representations.

(a)           Labor Relations.  No dispute or controversy between the Company or any of its Subsidiaries and any of their respective employees has resulted, or is reasonably likely to result, in any Material Adverse Effect, and neither the Company nor any of its Subsidiaries anticipates that its relationships with its unions or employees will result, or are reasonably likely to result, in any Material Adverse Effect.  The Company has not experienced a strike or other labor interruption in the past five years.  The Company and each of its Subsidiaries is in compliance in all material respects with all federal and state laws with respect to (a) non discrimination in employment with which the failure to comply, in the aggregate, has resulted, or is reasonably likely to create a material risk of resulting, in a Material Adverse Effect and (b) the payment of wages.

(b)           Antitrust.  Each of the Company and its Subsidiaries is in compliance in all material respects with all federal and state antitrust laws relating to its business and the geographic concentration of its business.

(c)           Consumer Protection.  Neither the Company nor any of its Subsidiaries is in violation of any rule, regulation, order, or interpretation of any rule, regulation or order of the Federal Trade Commission (including truth-in-lending), with which the failure to comply, in the aggregate, has resulted, or is reasonably likely to create a material risk of resulting, in a Material Adverse Effect.

(d)           Burdensome Obligations.  Neither the Company nor any of its Subsidiaries is party to or bound by any agreement, instrument, deed or lease or is subject to any Organization Document or other restriction, commitment or requirement which, in the opinion of the management of such Person, is so unusual or burdensome as in the foreseeable future to result, or to be reasonably likely to create a material risk of resulting, in a Material Adverse Effect.

(e)           Future Expenditures.  Neither the Company nor any of its Subsidiaries anticipate that the future expenditures, if any, by the Company and its Subsidiaries needed to meet the provisions of any federal, state or foreign governmental statutes, orders, rules or regulations will be so burdensome as to result, or create a material risk of resulting, in any Material Adverse Effect.

5.14                      Environmental Regulations.

Except to the extent set forth in Schedule 5.14:

(a)           Environmental Compliance.  Each of the Company and its Subsidiaries is in compliance in all material respects with the Environmental Laws in effect in any jurisdiction in which any properties of the Company or any of its Subsidiaries are located or where any of them conducts its business, and with all applicable published rules and regulations (and applicable standards and requirements) of the federal Environmental Protection Agency and of any similar agencies in states or foreign countries in which the Company or its Subsidiaries conducts its business other than those which in the aggregate have not resulted, and do not create a material risk of resulting, in a Material Adverse Effect.

(b)           Environmental Litigation.  As of the date hereof and except where any matter described in clauses (i) or (ii) would not reasonably be expected to result in a Material Adverse Effect, (i) no suit, claim, action or proceeding of which the Company or any of its Subsidiaries has been given notice or otherwise has knowledge is now pending before any court, governmental agency or board or other forum, or to the Company’s or any of its Subsidiaries’ knowledge, threatened by any Person (nor to the Company’s or any of its Subsidiaries’ knowledge, does any factual basis exist therefor), and (ii) neither the Company nor any of its Subsidiaries have received written correspondence from any federal, state or local governmental authority with respect to:

(i)           noncompliance by the Company or any of its Subsidiaries with any Environmental Law;

(ii)           personal injury, wrongful death or other tortuous conduct relating to materials, commodities or products used, generated, sold, transferred or manufactured by the Company or any of its Subsidiaries (including products made of, containing or incorporating asbestos, lead or other hazardous materials, commodities or toxic substances); or

(iii)                      the release into the environment by the Company or any of its Subsidiaries of any Hazardous Material generated by the Company or any of its Subsidiaries whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries.

(c)           Hazardous Material.  The disposal or arrangement for disposal at any waste disposal or dump sites at which Hazardous Material generated by either the Company or any of its Subsidiaries has been disposed of directly by the Company or any of its Subsidiaries and all independent contractors to whom the Company or any of its Subsidiaries have delivered Hazardous Material for disposal, or to the Company’s or any of its Subsidiaries’ knowledge, where Hazardous Material finally came to be located, has not resulted, and would not reasonably be expected to result in a Material Adverse Effect.

(d)           Environmental Condition of Properties.  No release of any Hazardous Material is present in any real property currently or formerly owned or operated by the Company or any of its Subsidiaries except that which has not resulted, and could not reasonably be expected to result in a Material Adverse Effect.

(e)           No Other Representations and Warranties.  The representations and warranties in this Section 5.14 constitute the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to all matters arising under Environmental Laws.

5.15                      Pension Plans.

Each Plan (other than a Multiemployer Plan) and, to the knowledge of the Company and its Subsidiaries, each Multiemployer Plan is in material compliance with the applicable provisions of ERISA and the Code.  As of the date hereof, each Multiemployer Plan and each Plan that constitutes a “defined benefit plan” (as defined in ERISA) are set forth in Schedule 5.15.  Each ERISA Group Person has met all of the funding standards applicable to all Plans that are not Multiemployer Plans, and no condition exists which would permit the institution of proceedings to terminate any Plan that is not a Multiemployer Plan under section 4042 of ERISA.  To the best knowledge of the Company and each Subsidiary, no Plan that is a Multiemployer Plan is currently insolvent or in reorganization or has been terminated within the meaning of ERISA.

5.16                      Government Regulation; Margin Stock.

(a)            Government Regulation.  Neither the Company nor any of its Subsidiaries, nor any Person controlling the Company or any of its Subsidiaries or under common control with the Company or any of its Subsidiaries, is subject to regulation under the Federal Power Act, the Investment Company Act, the Interstate Commerce Act or any statute or regulation which regulates the incurring by the Company or any of its Subsidiaries of Financing Debt as contemplated by this Agreement and the other Loan Documents.

(b)           Margin Stock.  Neither the Company nor any of its Subsidiaries owns any Margin Stock in excess of 25% of the value of the assets subject to any negative pledge arrangement or covenants restricting asset sales.

5.17                      Disclosure.

Neither this Agreement nor any other Loan Document to be furnished to the Lenders by or on behalf of the Company or any of its Subsidiaries in connection with the transactions contemplated hereby or by such Loan Document contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.  No fact is actually known to the Company or any of its Subsidiaries which has not been disclosed in writing to the Lenders and which has resulted, or in the future (so far as the Company or any of its Subsidiaries can reasonably foresee) will result, or is reasonably expected to create a material risk of resulting, in any Material Adverse Effect, except to the extent that present or future general economic conditions may result in a Material Adverse Effect.

5.18                      Solvency.

Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

ARTICLE VI

AFFIRMATIVE AND NEGATIVE COVENANTS

Each of the Company and the Guarantors covenants that, until all of the Obligations shall have been paid in full and until the Lenders’ commitments to extend credit under this Agreement and any other Loan  Document shall have been irrevocably terminated, the Company and its Subsidiaries will comply with the following provisions:

6.01                      Taxes and Other Charges.

Each of the Company and its Subsidiaries shall duly pay and discharge, or cause to be paid and discharged, before the same becomes in arrears, all material taxes, assessments and other governmental charges imposed upon such Person and its properties, sales or activities, or upon the income or profits therefrom, as well as all material claims for labor, materials or supplies which if unpaid might by law become a Lien upon any of its property; provided, however, that any such tax, assessment, charge or claim need not be paid if the validity or amount thereof shall at the time be contested in good faith by appropriate proceedings and if such Person shall, in accordance with GAAP, have set aside on its books adequate reserves with respect thereto; and provided, further, that each of the Company and its Subsidiaries shall pay or bond, or cause to be paid or bonded, all such taxes, assessments, charges or other governmental claims immediately upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor (except to the extent such proceedings have been dismissed or stayed).

6.02                      Conduct of Business, etc.

(a)           Types of Business.  The Company and its Subsidiaries shall engage principally in the business of (a) specialty cellulose fibers, (b) nonwoven and air-laid materials and (c) other activities substantially related thereto.

(b)           Maintenance of Properties.  Each of the Company and its Subsidiaries:

(i)           shall keep its properties in such repair, working order and condition, and shall from time to time make such repairs, replacements, additions and improvements thereto as are necessary for the efficient operation of its businesses (in its reasonable judgment) and shall comply at all times in all material respects with all material franchises, licenses and leases to which it is party so as to prevent any loss or forfeiture thereof or thereunder, except where (i) compliance is at the time being contested in good faith by appropriate proceedings or (ii) failure to comply with the provisions being contested have not resulted, or do not create a material risk of resulting, in the aggregate in any Material Adverse Effect; and

(ii)           shall do all things necessary to preserve, renew and keep in full force and effect and in good standing its legal existence and authority necessary to continue its business; provided, however, that this Section 6.02(b) (b) shall not prevent the merger, consolidation, reorganization, amalgamation or liquidation of Subsidiaries permitted by Section 6.10.

(c)           Statutory Compliance.  Each of the Company and its Subsidiaries shall comply in all material respects with all valid and applicable statutes, laws, ordinances, zoning and building codes and other rules and regulations of the United States of America, of the states and territories thereof and their counties, municipalities and other subdivisions and of any foreign country or other jurisdictions applicable to such Person, except where failure so to comply would not reasonably be expected to result in the aggregate in any Material Adverse Effect; provided, however, that compliance with Environmental Laws shall be governed solely by Section 6.18.

(d)           Compliance with Material Agreements. Each of the Company and its Subsidiaries shall comply in all material respects with the Material Agreements (to the extent not in violation of the other provisions of this Agreement or any other Loan Document).  Without the prior written consent of the Required Lenders, no Material Agreement listed on Schedule 5.02(b) shall be amended, modified, waived or terminated in any manner that would have in any material respect an adverse effect on the interests of the Lenders; provided, however, that the consent of the Required Lenders shall not be required with respect to any such amendment, modification, waiver or termination of a Material Agreement other than (i) one of the indentures for the Company 2008 Notes, the Company 2010 Notes or the Company 2013 Notes or (ii) to the extent such action could reasonably be expected to be materially adverse to the rights and remedies of the Lenders, one of the Organization Documents for the Company and its Subsidiaries.

6.03                      Insurance.

(a)           Business Interruption Insurance.  The Company and its Subsidiaries shall maintain with financially sound and reputable insurers insurance related to interruption of business, either for loss of revenues or for extra expense as it relates to the loss of revenues, in an amount deemed to be adequate in the reasonable business judgment of the Company for the 12-month period of each insurance policy, which amount shall be reasonably satisfactory to the Administrative Agent, and otherwise in the manner customary for businesses of similar size engaged in similar activities at similar locations.

(b)           Property Insurance.  Each of the Company and its Subsidiaries shall keep its assets which are of an insurable character insured by financially sound and reputable insurers against theft and fraud and against loss or damage by fire, explosion and hazards insured against by extended coverage to the extent, in amounts and with deductibles at least as favorable as those generally maintained by businesses of similar size engaged in similar activities and otherwise reasonably satisfactory to the Administrative Agent.

(c)           Liability Insurance.  Each of the Company and its Subsidiaries shall maintain with financially sound and reputable insurers insurance against liability for hazards, risks and liability to persons and property, including product liability insurance, to the extent, in amounts and with deductibles at least as favorable as those generally maintained by businesses of similar size engaged in similar activities at similar locations and otherwise reasonably satisfactory to the Administrative Agent; provided, however, that it may effect workers’ compensation insurance or similar coverage with respect to operations in any particular state or other jurisdiction through an insurance fund operated by such state or jurisdiction or by meeting the self insurance requirements of such state or jurisdiction.

(d)           Collateral Matters.  The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled

6.04                      Financial Statements and Reports.

Each of the Company and its Subsidiaries shall maintain a system of accounting in which correct entries shall be made of all transactions in relation to their business and affairs in accordance with generally accepted accounting practice.  The fiscal year of the Company and its Subsidiaries shall end on June 30 in each year (except, in the case of Foreign Subsidiaries, as otherwise required by local foreign law).  The fiscal quarters of the Company and its Subsidiaries shall end on September 30, December 31, March 31 and June 30 in each year.

(a)           Annual Reports.  The Company shall furnish to the Lenders as soon as available, and in any event within 90 days after the end of each fiscal year (or, if earlier, the date that is five (5) days after the date that the Company’s 10-K filing is required to be delivered to the SEC), the Consolidated balance sheets of the Company and its Subsidiaries as at the end of such fiscal year, the Consolidated statements of income and Consolidated statements of changes in shareholders’ equity and of cash flows of the Company and its Subsidiaries for such fiscal year (all in reasonable detail) and together, in the case of Consolidated financial statements, with comparative figures for the immediately preceding fiscal year, all accompanied by:

(i)           Unqualified reports of Ernst & Young LLP (or, if they cease to be auditors of the Company and its Subsidiaries, other independent certified public accountants of recognized national standing reasonably satisfactory to the Required Lenders), containing no material uncertainty, to the effect that they have audited the foregoing Consolidated financial statements in accordance with generally accepted auditing standards and that such Consolidated financial statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries covered thereby at the dates thereof and the results of their operations for the periods covered thereby in conformity with GAAP.

(ii)           The statement of such accountants that they have caused this Agreement to be reviewed and that in the course of their audit of the Company and its Subsidiaries no facts have come to their attention that cause them to believe that any Default exists and in particular that they have no knowledge of any Default under Section 6.05 or, if such is not the case, specifying such Default and the nature thereof.  This statement is furnished by such accountants with the understanding that the examination of such accountants cannot be relied upon to give such accountants knowledge of any such Default except as it relates to accounting or auditing matters within the scope of their audit.

(iii)                      A certificate of the Company signed by a Financial Officer to the effect that such officer has caused this Agreement to be reviewed and has no knowledge of any Default, or if such officer has such knowledge, specifying such Default and the nature thereof, and what action the Company has taken, is taking or proposes to take with respect thereto.

(iv)                      [intentionally omitted.]

(v)           A Compliance Certificate in the form of Exhibit D demonstrating, as of the end of such fiscal year, compliance with the Computation Covenants, certified by a Financial Officer.

(vi)                      Financial information as to the assets of, and Investments of the Company and its Subsidiaries in, each Immaterial Subsidiary as of the end of such fiscal year, demonstrating that such Immaterial Subsidiary constitutes an “Immaterial Subsidiary”.

(vii)                      [intentionally omitted]

(viii)                      Supplements to Schedules 5.01 and 5.03 showing any changes in the information set forth in such Exhibits not previously furnished to the Lenders in writing, which supplement must be reasonably satisfactory to the Administrative Agent, as well as any changes in the Organization Documents or incumbency of officers of the Company or its Subsidiaries from those previously certified to the Administrative Agent.

(ix)                      In the event of a change in GAAP after June 30, 2006, computations by the Company, certified by a Financial Officer, reconciling the financial statements referred to above with financial statements prepared in accordance with GAAP as applied to the other covenants in Article VI and related definitions.

(b)           Quarterly Reports.  The Company shall furnish to the Lenders as soon as available and, in any event, within 45 days after the end of each of the first three fiscal quarters of the Company (or, if earlier, the date that is five (5) days after the date that the Company’s 10-Q filing is required to be delivered to the SEC), the internally prepared Consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal quarter, the Consolidated statements of income, of changes in shareholders’ equity and of cash flows of the Company and its Subsidiaries for such fiscal quarter and for the portion of the fiscal year then ended (all in reasonable detail) and together, with comparative figures for the same period in the preceding fiscal year, all accompanied by:

(i)           A certificate of the Company signed by a Financial Officer to the effect that such financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, the financial position of the Company and its Subsidiaries covered thereby at the dates thereof and the results of their operations for the periods covered thereby, subject only to normal year end audit adjustments and the addition of footnotes.

(ii)           A certificate of the Company signed by a Financial Officer to the effect that such officer has caused this Agreement to be reviewed and has no knowledge of any Default, or if such officer has such knowledge, specifying such Default and the nature thereof and what action the Company has taken, is taking or proposes to take with respect thereto.

(iii)                      A Compliance Certificate in the form of Exhibit D demonstrating, as of the end of such quarter, compliance with the Computation Covenants, certified by a Financial Officer.

(iv)                      Supplements to Schedules 5.01 and 5.03 showing any changes in the information set forth in such Schedules not previously furnished to the Lenders in writing, which supplement must be reasonably satisfactory to the Administrative Agent, as well as any changes in the Charter, Bylaws or incumbency of officers of the Company and its Subsidiaries from those previously certified to the Administrative Agent.

(v)           In the event of a change in GAAP after June 30, 2006, computations by the Company, certified by a Financial Officer, reconciling the financial statements referred to above with financial statements prepared in accordance with GAAP as applied to the other covenants in Article VI and related definitions.

(c)           [intentionally omitted.]

(d)           Other Reports.  The Company shall promptly furnish to the Lenders:

(i)           As soon as prepared and in any event before the beginning of each fiscal year, an annual plan for each fiscal quarter in such fiscal year of the Company and its Subsidiaries, prepared in a manner substantially consistent with the Company’s historical practices and with the manner in which the financial projections described in Section 5.02(a) were prepared.

(ii)           Any management letters furnished to the Company or any of its Subsidiaries by the Company’s auditors.

(iii)                      Such registration statements, proxy statements and reports, including Forms S-1, S-2, S-3, S-4, 10-K, 10-Q and 8-K, as may be filed by the Company or any of its Subsidiaries with the Securities and Exchange Commission; provided, however, that if any such filing is available on EDGAR, the Company must only furnish notice of such filing to the Administrative Agent.

(iv)                      Any 90-day letter or 30-day letter from the federal Internal Revenue Service (or the equivalent notice received from state or other taxing authorities) asserting a tax deficiency against the Company or any of its Subsidiaries in excess of $500,000.

(e)           Notice of Litigation; Notice of Defaults.  Except with respect to matters arising under Environmental Laws for which notices are required by Section 6.18, the Company shall promptly furnish to the Lenders notice of any litigation or any administrative or arbitration proceeding (a) which would reasonably be expected to create a material risk of resulting, after giving effect to any applicable insurance, in the payment by the Company and its Subsidiaries of more than $5,000,000 or (b) which results, or would reasonably be expected to create a material risk of resulting, in a Material Adverse Effect.  Promptly, and in any event within seven Business Days upon acquiring knowledge thereof, the Company shall notify the Lenders of the existence of any Default or Material Adverse Effect, specifying the nature thereof and what action the Company or any Subsidiary has taken, is taking or proposes to take with respect thereto.

(f)           ERISA Reports.  The Company shall furnish to the Lenders as soon as reasonably available the following items with respect to any Plan:

(i)           any request for a waiver of the funding standards or an extension of the amortization period,

(ii)           any reportable event (as defined in section 4043 of ERISA), unless the notice requirement with respect thereto has been waived by regulation,

(iii)                      any notice received by any ERISA Group Person that the PBGC has instituted or intends to institute proceedings to terminate any Plan, or that any Multiemployer Plan is insolvent or in reorganization,

(iv)                      notice of the possibility of the termination of any Plan by its administrator pursuant to section 4041 of ERISA, and

(v)           notice of the intention of any ERISA Group Person to withdraw, in whole or in part, from any Multiemployer Plan.

(g)           Other Information.  From time to time at reasonable intervals upon request of any authorized officer of any Lender, the Company shall furnish to the Lenders such other information, substantially consistent in form and substance to information historically prepared by the Company, regarding the business, assets, financial condition or income of the Company and its Subsidiaries as such officer may reasonably request, including copies of all tax returns and material licenses, agreements, leases and instruments to which any of the Company or its Subsidiaries is party.  The Lenders’ authorized officers and representatives shall have the right during normal business hours upon reasonable notice and at reasonable intervals to inspect the properties and to examine the books and records of the Company and its Subsidiaries and to make copies and notes therefrom for the purpose of ascertaining compliance with or obtaining enforcement of this Agreement or any other Loan Document. Upon the reasonable request of the Administrative Agent, the Administrative Agent’s commercial finance examiners may conduct field audits of the Company and its Subsidiaries.

The Company hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Company hereby agrees that so long as the Company is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Company Materials that may be distributed to the Public Lenders and that (w) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof (and each of the parties hereto acknowledges and agrees that any Company Material (other than that which is publicly filed with the SEC) not marked on the first page thereof with the word “PUBLIC” shall be deemed to be information not appropriate for transmission to a Public Lender and shall not be so transmitted); (x) by marking Company Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.05                      Certain Financial Tests.

(a)           Consolidated Leverage Ratio.  Neither the Company nor its Subsidiaries shall permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Company to exceed (i) from the Closing Date through and including the fiscal quarter ending March 31, 2009, 5.25:1.0 and (ii) thereafter, 4.50:1.0.

(b)           Consolidated Interest Coverage Ratio.  Neither the Company nor its Subsidiaries shall permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Company for the period of four consecutive fiscal quarters then ending to be less than 2.00:1.0.

6.06                      Indebtedness.

Neither the Company nor any of its Subsidiaries shall create, incur, assume or otherwise become or remain liable with respect to any Indebtedness including Guarantees of Indebtedness of others and reimbursement obligations, whether contingent or matured, under letters of credit or other financial guarantees by third parties, (or become contractually committed to do so), except the following:

(a)           Indebtedness in respect of the Obligations.

(b)           Guarantees by the Company and its Subsidiaries of Indebtedness incurred by its Subsidiaries and permitted by the other provisions of this Section 6.06.

(c)           Current liabilities, other than Financing Debt, incurred in the ordinary course of business (including (a) accrued salaries, vacation and benefits, accounts payable for services, inventory and equipment and other trade accounts payable and (b) such current liabilities incurred in the ordinary course of business by Persons acquired by the Company and its Subsidiaries in accordance with Section 6.08).

(d)           To the extent that payment thereof shall not at the time be required by Section 6.01, Indebtedness in respect of taxes, assessments, governmental charges and claims for labor, materials and supplies.

(e)           Indebtedness secured by Liens of carriers, warehouses, mechanics and landlords permitted by Sections 6.07(d) and 6.07(e).

(f)           Indebtedness in respect of judgments or awards (x) which have been in force for less than the applicable appeal period or (y) in respect of which the Company or any Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and, in the case of each of clauses (x) and (y), the Company or such Subsidiary shall have taken appropriate reserves therefor in accordance with GAAP and execution of such judgment or award shall not be levied.

(g)           To the extent permitted by Section 6.07(h), Indebtedness in respect of Capitalized Lease Obligations or secured by purchase money security interests; provided, however, that the aggregate principal amount of all Indebtedness permitted by this Section 6.06(g) and by Section 6.06(r) at any one time outstanding shall not exceed $60,000,000.

(h)           Indebtedness in respect of deferred taxes arising in the ordinary course of business.

(i)           Indebtedness in respect of intercompany loans and advances among the Company and its Subsidiaries which are not prohibited by Section 6.08.

(j)           [Intentionally omitted.]

(k)           Unfunded pension liabilities and obligations with respect to Plans so long as the Company is in compliance with Section 6.16.

(l)           Indebtedness outstanding on the date hereof and described in Schedule 5.03 and all refinancings and extensions thereof not in excess of the amount thereof outstanding immediately prior to such refinancing or extension; provided, however, that the Company 2008 Notes and the Company 2010 Notes may only be refinanced through the issuance of senior subordinated notes on market terms or through the issuance of other notes on terms to be agreed among the Company and the Required Lenders (it being understood that this Section 6.06(l) does not prohibit the repayment of such Indebtedness from cash-on-hand or advances hereunder, although Section 6.13 does restrict the repayment or repurchase of the Company 2010 Notes).

(m)                      Letters of credit issued by foreign financial institutions for the account of Foreign Subsidiaries; provided, however, that the aggregate face amount of all Indebtedness permitted by this Section 6.06(m) shall not exceed $10,000,000 in the Equivalent Amount of United States Funds at any one time outstanding and provided, further, that the aggregate face amount of all Indebtedness permitted by this Section 6.06(m) plus the aggregate amount of all Indebtedness permitted by Section 6.06(p) at one time outstanding shall not exceed $60,000,000 in the Equivalent Amount of United States Funds, computed as of the most recent date such Indebtedness was incurred.

(n)           Unsecured Guarantees by the Guarantors of the Company 2013 Notes, any other Approved Public Debt and any Indebtedness refinancing Approved Public Debt (to the extent such refinancing is otherwise permitted hereunder).

(o)           Financing Debt and unfunded pension liabilities of Subsidiaries acquired in accordance with Section 6.08(e) or otherwise assumed by the Company and its Subsidiaries in acquisitions permitted by Section 6.08(e) in an aggregate amount not exceeding $25,000,000 for all such acquisitions after the Closing Date.

(p)           Indebtedness of Foreign Subsidiaries in respect of credit facilities to finance working capital and other valid business purposes, provided, however that the aggregate amount of all Indebtedness permitted by this Section 6.06(p) and by Section 6.06(m) at any time outstanding shall not exceed $60,000,000 in the Equivalent Amount of United States Funds, computed as of the most recent date such Indebtedness was incurred.

(q)           Indebtedness in respect of Hedge Agreements entered into in the ordinary course of business.

(r)           Indebtedness of the Company in respect of an industrial development bond or other special purpose financing for environmental Capital Expenditures at its manufacturing facilities; provided, however, that the aggregate principal amount of all Indebtedness permitted by this Section 6.06(r) and by Section 6.06(g) at any time outstanding (without duplication, including without duplication of any Letter of Credit and underlying Indebtedness covered by such Letter of Credit) shall not exceed $60,000,000.

(s)           Subordinated Indebtedness so long as after giving effect to the incurrence thereof the Company shall be in pro forma compliance with the financial covenants set forth in Section 6.05.

(t)           [Intentionally omitted.]

(u)           Indebtedness in addition to the Indebtedness permitted by the other provisions of this Section 6.06; provided, however, that the aggregate amount of all such Indebtedness permitted by this Section 6.06(u) at any one time outstanding shall not exceed $25,000,000.

6.07                      Liens.

Neither the Company nor any of its Subsidiaries shall create, incur or enter into, or suffer to be created or incurred or to exist, any Lien (or become contractually committed to do so) except the following:

(a)           Liens to secure taxes, assessments and other governmental charges, to the extent that payment thereof shall not at the time be required by Section 6.01.

(b)           Deposits or pledges made (a) in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security, (b) in connection with casualty insurance maintained in accordance with Section 6.03, (c) to secure the performance of bids, tenders, contracts (other than contracts relating to Financing Debt), utilities or leases, (d) to secure statutory obligations or surety or appeal bonds, (e) to secure indemnity, performance or other similar bonds in the ordinary course of business or (f) in connection with contested amounts to the extent that payment thereof shall not at that time be required by Section 6.01.

(c)           Liens in respect of judgments or awards, to the extent that such judgments or awards are permitted by Section 6.06(f).

(d)           Liens of carriers, warehouses, mechanics, suppliers and similar Liens, in each case (i) in existence less than 90 days from the later of (A) the date of creation thereof or (B) the date payment of Indebtedness secured thereby is due, or (ii) being contested in good faith by the Company or any Subsidiary in appropriate proceedings (so long as the Company or such Subsidiary shall, in accordance with GAAP, have set aside on its books adequate reserves with respect thereto).

(e)           Encumbrances in the nature of (a) zoning restrictions, (b) easements, (c) restrictions of record on the use of real property, (d) landlords’ and lessors’ Liens on rented premises and (e) restrictions on transfers or assignment of leases, licenses and other contracts, which in each case do not materially detract from the value of the encumbered property or impair the use thereof in the business of the Company or any Subsidiary.

(f)           Restrictions under federal and state securities laws and shareholder agreements on the transfer of securities.

(g)           Restrictions under foreign trade regulations on the transfer or licensing of certain assets of the Company and its Subsidiaries.

(h)           Liens constituting (a) purchase money security interests (including mortgages, conditional sales, Capitalized Leases and any other title retention or deferred purchase devices) in real property, interests in leases or tangible personal property (other than inventory) existing or created on the date on which such property is acquired or within 90 days thereafter, and (b) the renewal, extension or refunding of any security interest referred to in the foregoing clause (a) in an amount not to exceed the amount thereof remaining unpaid immediately prior to such renewal, extension or refunding; provided, however, that (i) each such security interest shall attach solely to the particular item of property so acquired, and the principal amount of Indebtedness (including Indebtedness in respect of Capitalized Lease Obligations) secured thereby shall not exceed the cost (including all such Indebtedness secured thereby, whether or not assumed) of such item of property; and (ii) the aggregate principal amount of all Indebtedness secured by Liens permitted by this Section 6.07(h) shall not exceed the amount permitted by Section 6.06(g).

(i)           Liens securing industrial development bonds or other special purpose financing permitted by Section 6.06(r) on the assets being acquired, constructed or improved with the proceeds of such bonds.

(j)           Liens securing the Obligations.

(k)           Rights of set-off held by any banks.

(l)           Liens on foreign assets owned by Foreign Subsidiaries to secure Indebtedness of Foreign Subsidiaries in respect of credit facilities permitted by Section 6.06(p).

(m)                      Pledge of certificates of deposit of the Company constituting Guarantees permitted by Section 6.06(j).

(n)           Liens existing on the Closing Date as described on Schedule 6.07, and all subsequent Liens on the same assets to secure Indebtedness permitted by Section 6.06(l).

(o)           [intentionally omitted].

(p)           Other Liens securing obligations not in excess of $15,000,000 at any one time outstanding.

6.08                      Investments and Acquisitions.

Neither the Company nor any of its Subsidiaries shall have outstanding, acquire, commit itself to acquire or hold any Investment (including any Investment consisting of the acquisition of any business) (or become contractually committed to do so) except for the following:

(a)           Investments of the Company and its Subsidiaries in Wholly Owned Subsidiaries (a) which are domestic Subsidiaries as of the date of this Agreement or (b) which become domestic Wholly Owned Subsidiaries after the Closing Date and become Guarantors to the extent required by Section 10.08; provided, however, that the aggregate book value of all assets (other than intercompany obligations) owned by Immaterial Subsidiaries shall not exceed $5,000,000.

(b)           Intercompany loans and advances from any Subsidiary to the Company or any Guarantor that, in the case of loans or advances from Foreign Subsidiaries, are subordinated to the Obligations in accordance with the Foreign Subsidiary Subordination Agreement.

(c)           Investments in Cash Equivalents.

(d)           Guarantees permitted by Section 6.06.

(e)           So long as immediately before and after giving effect thereto no Default exists, and so long as the Company (if the Company is party thereto) or a Guarantor (if the Company is not party thereto) is the surviving entity, the Company and its Subsidiaries may acquire another entity in the same line of business as the Company as described in Section 6.02(a):

(i)           at all times when the Consolidated Leverage Ratio is greater than 4.25 for the most recent period of four consecutive fiscal quarters (calculated on a pro forma basis giving effect to the proposed acquisition as if such acquisition had been consummated at the beginning of such period) for which financial reports have been (or are required to have been) furnished to the Lenders in accordance with Sections 6.04(a) or 6.04(b), only with the consent of the Required Lenders;

(ii)           at all other times,  for a purchase price not exceeding, except with the consent of the Required Lenders, $100,000,000 in cash (excluding consideration consisting of Capital Stock, the proceeds of the issuance of Capital Stock or Subordinated Indebtedness), in cumulative aggregate purchase price for all acquisitions permitted by this Section 6.08(e) during the period from the Closing Date through the Maturity Date; provided, however, that (i) the acquisition must be approved by the target entity’s board of directors, (ii) the Company must be in compliance with the Computation Covenants immediately after giving effect to such acquisition, (iii) the acquired entity must not have any environmental liabilities which, after giving effect to such acquisition, would reasonably be expected to result in a Material Adverse Effect and (iv) any Subsidiary  acquired under this Section 6.08(e) (other than (a) a Foreign Subsidiary that does not constitute a Material Foreign Subsidiary or (b) any Immaterial Subsidiary if the aggregate book value of the assets (other than intercompany obligations) of all Immaterial Subsidiaries acquired under this Section 6.08(e) since the Closing Date does not exceed $5,000,000) shall guarantee the Obligations, as contemplated by Section 10.09.

(f)           Investments in Unrestricted Affiliates engaged in businesses contemplated by Section 6.02(a) in an aggregate outstanding amount not to exceed, at the time any such Investment is made, (a) $25,000,000 at all times when the Consolidated Leverage Ratio exceeds 4.00 and (b) $45,000,000 at all other times.

(g)           Loans or advances to employees of the Company in an amount not to exceed (a) $1,000,000 in the aggregate outstanding at any time for the purchase of capital stock of the Company and (b) $5,000,000 in the aggregate outstanding at any time for all other purposes.

(h)           So long as immediately before and after giving effect thereto no Default exists, Investments of the Company and its Subsidiaries in foreign Wholly Owned Subsidiaries; provided, however, that (i) such Investments shall not involve the transfer of substantial noncash assets from the Company and its domestic Subsidiaries to its Foreign Subsidiaries other than up to $35,000,000 in book value of foreign patents and foreign trademarks; and (ii) net cash Investments of the Company and its domestic Subsidiaries in Foreign Subsidiaries made pursuant to this Section 6.08(h) at any one time outstanding shall not exceed the sum of (x) $50,000,000, plus (y) the amount of Capital Expenditures incurred by such Foreign Subsidiaries, which amount shall not exceed $10,000,000 in any fiscal year (provided that the amount of permitted capital expenditures set forth in this clause (y) in respect of any fiscal year commencing with the fiscal year ending on June 30, 2008, shall be increased by any portion of the $10,000,000 yearly basket not used during the prior fiscal year), plus (z) Investments outstanding on the date hereof as described in Schedule 6.08(h).

(i)           So long as immediately before and after giving effect thereto no Default exists, and providedthat the Company complies with Section 10.08, the Company may create a Wholly Owned Subsidiary that constitutes a holding company for the Company’s European Subsidiaries.

(j)           Investments in any existing or newly-created Subsidiaries consisting of assets transferred pursuant to Section 6.10(h).

6.09                      Distributions.

Neither the Company nor any of its Subsidiaries shall make any Distribution (or become contractually committed to do so) except for the following:

(a)           Subsidiaries of the Company may make Distributions to the Company or any Wholly Owned Subsidiary of the Company, and the Company and its Subsidiaries may make Investments permitted by Section 6.08.

(b)           So long as immediately before and after giving effect thereto no Default exists, the Company may make Distributions in an aggregate amount which shall not exceed the sum of (i) 50% of the sum of the Consolidated Net Income (which may be a negative number) for each fiscal quarter after September 30, 2007, plus (ii) the net amount received by the Company from the exercise of options and other  purchases of Company’s Capital Stock after September 30, 2007 by Company employees plus (iii) (a) $35,000,000 at any time when the Consolidated Leverage Ratio is less than 4.00 or (b) $15,000,000 at any time when the Consolidated Leverage Ratio is greater than or equal to 4.00, which amount in this clause (iii) may be applied to pay dividends to stockholders or to repurchase shares of the Company’s Capital Stock from its stockholders only after the amounts in clauses (i) and (ii) have already been applied in their entirety to pay dividends or to make stock repurchases; provided, however, that the Company shall not make Distributions to pay dividends on or in respect of any shares of the Company’s Capital Stock or to repurchase shares of the Company’s Capital Stock from its stockholders at any time when the Consolidated Leverage Ratio is greater than 4.50; and provided, further, that for the purpose of this Section 6.09(b), Consolidated Net Income shall be increased by any amounts deducted in calculating Consolidated Net Income in respect of noncash charges related to asset impairments.

(c)           The Company may pay interest on and principal of the Approved Public Debt and any permitted refinancings thereof in accordance with the respective payment and subordination provisions thereof, if any and may make Distributions in respect of any voluntary prepayments, repurchases or redemptions permitted by Section 6.13.

(d)           So long as immediately before and after giving effect thereto no Default exists, any of the Company and its Subsidiaries may repay intercompany Indebtedness and interest thereon owing to any of the Company and its Subsidiaries.

(e)           So long as immediately before and after giving effect thereto no Default exists, the Company may repurchase shares of its stock from employees whose employment with the Company and its Subsidiaries has terminated, to the extent required by the Company’s nonqualified employee benefit plans and contracts in an aggregate amount not exceeding the sum of $1,000,000 in any fiscal year plus net amounts received by the Company during such fiscal year from the exercise of options and other purchases of Company stock by employees.

6.10                      Asset Dispositions and Mergers.

Neither the Company nor any of its Subsidiaries shall merge or enter into a consolidation or sell, lease, sell and lease back, sublease or otherwise dispose of any of its assets (or become contractually committed to do so), except the following:

(a)           The Company and any of its Subsidiaries may sell or otherwise dispose of (i) inventory in the ordinary course of business, (ii) tangible assets to be replaced in the ordinary course of business within 12 months by other tangible assets of equal or greater value, and (iii) tangible assets that are no longer used or useful in the business of the Company or such Subsidiary.

(b)           Any Subsidiary of the Company may merge, amalgamate or be liquidated or reorganized into the Company or any Wholly Owned Subsidiary of the Company so long as after giving effect to any such merger to which the Company or a Guarantor is a party the Company or (if the Company is not party thereto) a Guarantor shall be the surviving or resulting Person.

(c)           So long as immediately before and after giving effect thereto no Default exists, the Company may, in addition to transactions permitted under Section 6.10(a), sell or otherwise dispose of assets for fair value; provided, however, that the Company shall make any prepayments of the Loan required by Section 2.05 as a result of such Disposition.

(d)           So long as immediately before and after giving effect thereto no Default exists, the Company may sell or otherwise dispose of assets for fair market value so long as the fair market value of all items so sold or disposed of plus all items sold or disposed of pursuant to Section 6.10(a)(iii) shall not exceed $25,000,000 in any fiscal year.

(e)           Mergers constituting Investments permitted by Section 6.08(e).

(f)           [intentionally omitted].

(g)           Transfers by the Company and its domestic Subsidiaries of foreign patents, foreign trademarks and other foreign assets to its Foreign Subsidiaries to the extent permitted by Section 6.08(h).

6.11                      [intentionally omitted.]

6.12                      Issuance of Stock by Subsidiaries; Subsidiary Distributions, etc.

(a)           Issuance of Stock by Subsidiaries.  No Wholly Owned Subsidiary shall issue or sell any shares of its capital stock or other evidence of beneficial ownership (except for directors’ qualifying shares and, in the case of Foreign Subsidiaries, shares required to be held by foreign nationals) to any Person other than the Company or any Wholly Owned Subsidiary of the Company.

(b)           No Restrictions on Subsidiary Distributions.  Except for this Agreement and the Loan Documents and except as provided in the credit facilities of the Foreign Subsidiaries permitted by Section 6.15(d) or required by law, neither the Company nor any Subsidiary shall enter into or be bound by any agreement (including covenants requiring the maintenance of specified amounts of net worth or working capital) restricting the right of any Subsidiary to make distributions or extensions of credit to the Company (directly or indirectly through another Subsidiary).

(c)           Observance of Corporate Formalities.  Except to the extent permitted by Section 6.02(b), the Company’s Subsidiaries (other than Immaterial Subsidiaries) shall observe all Legal Requirements necessary to preserve their separate existences as independent corporations, limited partnerships or other entities, including keeping separate corporate records and financial statements, electing officers and directors, holding director meetings, formally issuing equity interests and recording as independent all transactions with the Company and its other Subsidiaries (other than Immaterial Subsidiaries), except where the failure to observe any of the foregoing is not reasonably likely to cause a Material Adverse Effect.

6.13                      Voluntary Prepayments of Other Indebtedness.

(a)           Except as provided in Section 6.13(b), neither the Company nor any of its Domestic Subsidiaries shall make any voluntary prepayment of principal of or interest on any Financing Debt (other than the Obligations) or make any voluntary redemptions or repurchases of Financing Debt (other than the Obligations), except that the Company and its Domestic Subsidiaries may refinance Financing Debt to the extent permitted by Section 6.06.

(b)           Notwithstanding Section 6.13(a), the Company and any of its Domestic Subsidiaries may make voluntary prepayments of principal of or interest on, or make voluntary redemptions or repurchases of (collectively, “Prepayments”), the Approved Public Debt to the extent permitted by the terms thereof, provided that (i) no Event of Default exists immediately before and after giving effect to such Prepayment, (ii) in the case of the Company 2010 Notes such Prepayments shall be permitted only (x) after the Company 2008 Notes have been paid in full (provided, however, that the Company shall be permitted to effect the Prepayment of the Company 2010 Notes of up to an aggregate principal amount of $20,000,000 prior to the Prepayment in full of the Company 2008 Notes)and (y) if after giving effect thereto the Consolidated Leverage Ratio is less than 4.50 and (iii) in the case of the Company 2013 Notes such Prepayments shall be permitted only (x) after the Company 2010 Notes have been paid in full and (y) if after giving effect thereto the Consolidated Leverage Ratio is less than 4.50.

6.14                      Derivative Contracts.  Neither the Company nor any of its Subsidiaries shall enter into any Hedge Agreement or other financial or commodity derivative contracts except to provide hedge protection for an underlying economic transaction in the ordinary course of business.

6.15                      Negative Pledge Clauses.  Neither the Company nor any of its Subsidiaries shall enter into any agreement, instrument, deed or lease which prohibits or limits the ability of the Company or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of their respective properties, assets or revenues, whether now owned or hereafter acquired or which requires the grant of any collateral for such obligation if collateral is granted for another obligation, except the following:

(a)           This Agreement and the other Loan Documents.

(b)           Covenants in documents creating Liens permitted by Section 6.07 prohibiting further Liens on the assets encumbered thereby.

(c)           Covenants in the indentures for the Approved Public Debt as in effect on the Closing Date and permitted refinancings thereof.

(d)           Covenants in the credit facilities of the Foreign Subsidiaries permitted by Section 6.06(p) prohibiting further Liens on the assets of the Foreign Subsidiaries, restrictions required by law or customary non-assignment provisions.

6.16                      ERISA, etc.  Each of the Company and its Subsidiaries shall comply, and shall cause all ERISA Group Persons to comply, in all material respects, with the provisions of ERISA and the Code applicable to each Plan.  Each of the Company and its Subsidiaries shall meet, and shall cause all ERISA Group Persons to meet, all minimum funding requirements applicable to them with respect to any Plan pursuant to section 302 of ERISA or section 412 of the Code, without giving effect to any waivers of such requirements or extensions of the related amortization periods which may be granted, except if the failure to comply would not reasonably be expected to result in a Material Adverse Effect.  At no time shall the Accumulated Benefit Obligations under any Plans that are not Multiemployer Plans exceed the fair market value of the assets of such Plans allocable to such benefits by more than $5,000,000.  The Company and its Subsidiaries shall not withdraw, and shall cause all other ERISA Group Persons not to withdraw, in whole or in part, from any Multiemployer Plan so as to give rise to withdrawal liability exceeding $5,000,000 in the aggregate.  At no time shall the actuarial present value of unfunded liabilities for post-employment health care benefits, whether or not provided under a Plan, calculated in a manner consistent with Statement No. 106 of the Financial Accounting Standards Board, as amended by Statement No. 158 of the Financial Accounting Standards Board, exceed $40,000,000.

6.17                      Transactions with Affiliates.  Neither the Company nor any of its Subsidiaries shall effect any transaction with any of their respective Affiliates (except for the Company and its Subsidiaries) on a basis less favorable, in the reasonable, good faith judgment of the Company, to the Company and its Subsidiaries than would be the case if such transaction had been effected with a non-Affiliate.

6.18                      Environmental Laws.

(a)           Compliance with Law and Permits.  Each of the Company and its Subsidiaries shall use and operate all of its facilities and properties in material compliance with all Environmental Laws (for purposes of this sentence, any such facility that is now or hereafter listed on the National Priorities List pursuant to procedures described in 40 C.F.R.  ss.300.425 shall be deemed solely for purposes of this sentence not to be in material compliance with Environmental Laws), keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws, except where such failure to use, operate, keep, or handle in compliance would not reasonably be expected to result in a Material Adverse Effect.

(b)           Notice of Claims, etc.  Each of the Company and its Subsidiaries shall, as soon as reasonably practicable, notify the Administrative Agent, and provide copies (when applicable) of (a) any failure to comply with Section 6.18(a) or (b) upon receipt, of all written claims, complaints, notices or inquiries from governmental authorities relating to any alleged noncompliance with or liability under Environmental Laws with respect to the facilities or properties that might reasonably be expected to result in payments by the Company and its Subsidiaries in an aggregate amount exceeding $5,000,000 in excess of applicable insurance.

6.19                      Interpretation of Covenants.  In Sections 6.06 through 6.19, the various permitted transactions provided in the subsections to each Section are cumulative and not exclusive of each other.  The Company and its Subsidiaries may decide in their reasonable discretion which of the various applicable subsections shall apply to a particular transaction.

6.20                      Use of Proceeds.  The Company shall use the proceeds of the Loans for (a) working capital, (b) payoff of outstanding indebtedness, including all or a portion of the Company 2008 Notes and/or the Company 2010 Notes and (c) general corporate purposes not in contravention of any Law or of any Loan Document.

6.21                      Pledged Assets.

Each of the Company and the Guarantors shall:

(a)           Capital Stock.  Cause (a) 100% of the issued and outstanding Capital Stock of each Domestic Subsidiary (other than an Immaterial Subsidiary) and (b) 65% (or such greater percentage that, due to a change in an applicable Law after the date hereof, (1) would not cause the undistributed earnings of such Material Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Material Foreign Subsidiary’s United States parent and (2) would not cause any material adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Material Foreign Subsidiary directly owned by a Company or any Domestic Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents, together with opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent.  In the event that either the Company or a Guarantor is required to pledge the Capital Stock of any Person pursuant to the immediately preceding sentence, (A) in the event such Person has become a new Subsidiary of the Company by way of acquisition or has been newly formed, such pledge shall be required concurrently with such acquisition or formation, and (B) otherwise, the Company or such Guarantor shall have (x) in the case of a pledge of the Capital Stock of a Domestic Subsidiary, thirty (30) days from the relevant date of determination to effectuate such pledge and (y) in the case of a pledge of the Capital Stock of a Material Foreign Subsidiary, thirty (30) days from the relevant date of determination or, to the extent applicable under clauses (a)(ii) or (b)(ii) of the definition of “Material Foreign Subsidiary”, designation (of the Material Foreign Subsidiary the Capital Stock of which is to be so pledged) to effectuate such pledge; provided, however, that in all cases of a pledge of the Capital Stock of a Material Foreign Subsidiary, the Company or Guarantor, as the case may be, shall be permitted such additional time as may be reasonably necessary to effectuate such pledge, provided the Company or such Guarantor, as the case may be, is diligently pursuing the same.

(b)           Other Property.  (i) Cause all of its owned real and personal property (other than property excluded pursuant to the terms of the Security Agreement or that is covered by Section 6.21(a)) to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall reasonably request, subject in any case to Liens permitted hereunder and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, surveys, environmental reports, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 4.01, all in form, content and scope reasonably satisfactory to the Administrative Agent.  With respect to any such property acquired after the Closing Date, the Company or the relevant Guarantor, as the case may be, shall be permitted sixty (60) days to effectuate the purposes of this Section 6.21(b), or such additional time as may be reasonably necessary to effectuate the same, provided the Company or such Guarantor, as the case may be, is diligently pursuing the same.

6.22                      Further Assurances.  The Company shall, promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Security Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.23                      Post-Closing Deliveries.

(a)           Within 30 days of the date on which the Administrative Agent notifies the Company in writing that, after a diligent effort, the Administrative Agent has not been able to locate the original promissory notes evidencing the intercompany Indebtedness that were delivered to the Administrative Agent in accordance with the Existing Credit Agreement, or by such later date as the Administrative Agent agrees, the Company shall deliver to the Administrative Agent duly executed replacement promissory notes evidencing the intercompany Indebtedness set forth on Schedule 5.03; provided that the Administrative Agent shall deliver to the Company a lost note affidavit and indemnity in a form reasonably satisfactory to the Company.

(b)           Within 60 days of the Closing Date, or by such later date as the Administrative Agent agrees, the Company shall use commercially reasonable efforts to effect supplemental filings relating to certain intellectual property of the Company that constitutes a portion of the Collateral.

(c)           Within 60 days of the Closing Date, or by such later date as the Administrative Agent agrees, the Company shall use commercially reasonable efforts to cause each “Creditor Access to Borrower’s Assets” or similar agreement to be updated so as to refer to this Agreement, as the same may be amended, modified or restated from time to time.

(d)           No later than August 30, 2007, the Company shall cause each deposit account indicated as “To be Closed” on Schedule 3(a) to the Security Agreement to be closed or, alternatively, to be subject to a deposit account control agreement in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VII

[Intentionally Omitted]

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01                      Events of Default.  The following events are referred to as “Events of Default”:

(a)           Payment.  The Company shall fail to make any payment in respect of: (a) interest or any fee on or in respect of any of the Obligations owed by it as the same shall become due and payable, and such failure shall continue for a period of three Business Days, or (b) any Obligation with respect to payments made by any Issuer under any Letter of Credit or any draft drawn thereunder within three Business Days after demand therefor by such Issuer or (c) principal of any of the Obligations owed by it as the same shall become due, whether at maturity or by acceleration or otherwise.

(b)           Specified Covenants.  The Company or any of its Subsidiaries shall fail to perform or observe any of the provisions of Sections 6.05 through 6.15.

(c)           Other Covenants.  The Company, any of its Subsidiaries or any other Obligor, shall fail to perform or observe any covenant, agreement or provision to be performed or observed by it under this Agreement or any other Loan Document (other than covenants, agreements or provisions with which the failure to comply would constitute an Event of Default under Sections 8.01(b), 8.01(i), 8.01(j) or 8.01(k)), and such failure shall not be rectified or cured to the written satisfaction of the Required Lenders, in the case of the failure to perform or observe any other covenant, agreement or provision, in either case within 30 days after the earlier of (a) notice thereof by the Administrative Agent to the Company or (b) a Financial Officer shall have actual knowledge thereof.

(d)           Representations and Warranties.  Any representation or warranty of or with respect to the Company, any of its Subsidiaries or any other Loan Party made to the Lenders or the Administrative Agent in, pursuant to or in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which it was made.

(e)           Cross Default, etc.

(i)           The Company or any of its Subsidiaries shall fail to make any payment when due (after giving effect to any applicable grace periods) in respect of any Financing Debt (other than the Obligations or the Stac-Pac notes described in Schedule 5.03) outstanding in an aggregate amount of principal (whether or not due) and accrued interest exceeding $10,000,000;

(ii)           the Company or any of its Subsidiaries shall fail to perform or observe the terms of any agreement or instrument relating to such Financing Debt, and such failure shall continue, without having been duly cured, waived or consented to, beyond the period of grace, if any, specified in such agreement or instrument, and such failure shall permit the acceleration of such Financing Debt;

(iii)                      all or any part of such Financing Debt of the Company or any of its Subsidiaries shall be accelerated or shall become due or payable prior to its stated maturity for any reason whatsoever;

(iv)                      any Lien on any property of the Company or any of its Subsidiaries securing any such Financing Debt shall be enforced by foreclosure or similar action and (i) within 30 days thereafter, such enforcement or similar action shall not have been discharged, vacated, bonded or stayed or (ii) within 30 days after the expiration of any such stay, such enforcement or similar action shall not have been discharged, vacated or bonded; or

(v)           any holder of any such Financing Debt shall exercise any right of rescission or put right with respect thereto.

(f)           Ownership; Liquidation; etc.  Except as permitted by Section 6.10:

(i)           the Company shall cease to own, directly or indirectly, all the capital stock of its Wholly Owned Subsidiaries (other than director’s qualifying shares and, in the case of Foreign Subsidiaries, shares required to be owned by foreign nationals);

(ii)           (A)           any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Exchange Act), other than the current members of the Company’s management who directly (or indirectly through Affiliates) own capital stock of the Company is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting stock of the Company;

(B)           the Company consolidates with, or mergers with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any voting stock of the Company is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction where (A) any voting stock of the Company is reclassified or changed into or exchanged for voting stock (other than redeemable capital stock) of the surviving or transferee corporation and (B) immediately after such transaction no “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Exchange Act), other than the current members of the Company’s management who directly (or indirectly through Affiliates) own capital stock of the Company, is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting stock of the surviving or transferee corporation;

(C)           during any consecutive two-year period, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of the Company was approved by a vote of two thirds of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Company then in office; or

(D)           any final order, judgment or decree of a court of competent jurisdiction shall be entered against the Company decreeing the dissolution or liquidation of the Company; or (c) the Company or any of its Subsidiaries or any other Obligor shall initiate any action to dissolve, liquidate or otherwise terminate its existence.

(g)           Enforceability, etc.  Any Loan Document shall cease for any reason (other than the scheduled termination thereof in accordance with its terms) to be enforceable in accordance with its terms or in full force and effect; or any party to any Loan Document shall so assert in a judicial or similar proceeding; or the security interests (if any) created by this Agreement or any other Loan Documents shall cease to be enforceable and of the same effect and priority purported to be created hereby.

(h)           Judgments.  A final judgment (a) which, with other outstanding final judgments against the Company and its Subsidiaries, exceeds an aggregate of $10,000,000 in excess of applicable insurance coverage shall be rendered against the Company or any of its Subsidiaries, or (b) which grants injunctive relief that results, or is reasonably likely to create a material risk of resulting, in a Material Adverse Effect and in either case if, (i) within 30 days after entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal or (ii) within 30 days after the expiration of any such stay, such judgment shall not have been discharged.

(i)           ERISA.  Any “reportable event” (as defined in section 4043 of ERISA) shall have occurred that reasonably could be expected to result in termination of a Plan or the appointment by the appropriate United States District Court of a trustee to administer any Plan or the imposition of a Lien in favor of a Plan; or any ERISA Group Person shall fail to pay when due amounts aggregating in excess of $10,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan shall be filed under Title IV of ERISA by any ERISA Group Person or administrator; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Plan or a proceeding shall be instituted by a fiduciary of any Plan against any ERISA Group Person to enforce section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated.

(j)           Bankruptcy, etc.  The Company, any of its Subsidiaries or any other Obligor shall:

(i)           commence a voluntary case under the Bankruptcy Code or authorize, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case;

(ii)           (A) have filed against it a petition commencing an involuntary case under the Bankruptcy Code that shall not have been dismissed within 60 days after the date on which such petition is filed, or (B) file an answer or other pleading within such 60-day period admitting or failing to deny the material allegations of such a petition or seeking, consenting to or acquiescing in the relief therein provided, or (C) have entered against it an order for relief in any involuntary case commenced under the Bankruptcy Code;

(iii)                      seek relief as a debtor under any applicable law, other than the Bankruptcy Code, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or consent to or acquiesce in such relief;

(iv)                      have entered against it an order by a court of competent jurisdiction (i) finding it to be bankrupt or insolvent, (ii) ordering or approving its liquidation or reorganization as a debtor or any modification or alteration of the rights of its creditors or (iii) assuming custody of, or appointing a receiver or other custodian for, all or a substantial portion of its property;

(v)           make an assignment for the benefit of, or enter into a composition with, its creditors, or appoint, or consent to the appointment of, or suffer to exist a receiver or other custodian for, all or a substantial portion of its property; or

(vi)                      have admitted or acknowledged in writing that it is unable to pay its debts as they come due.

(k)           Environmental Matters.  The Company or any of its Subsidiaries shall fail to comply with any Environmental Law in effect in any jurisdiction in which any properties of the Company or any of its Subsidiaries are located or where any of them conducts its business, which failure would be reasonably likely to result in or create a material risk of resulting in a Material Adverse Effect and within 30 days after such noncompliance, the Company or its Subsidiaries shall continue to be out of compliance with such Environmental Law; provided, however, that such 30-day period may be extended for up to an additional 150 days so long as (a) such noncompliance is reasonably capable of cure within such 150-day period, and the Company and its Subsidiaries shall have commenced, and shall continue to pursue diligently, a cure for such noncompliance and (b) no Material Adverse Effect shall have occurred.

8.02                      Certain Actions Following an Event of Default.  If any one or more Events of Default shall occur, then in each and every such case:

(a)           Terminate Obligation to Extend Credit.  Upon request of the Required Lenders, the Administrative Agent on behalf of the Lenders shall terminate the obligations of the Lenders to make any further extensions of credit under the Loan Documents by furnishing notice of such termination to the Company; provided, however, that if a Bankruptcy Default shall have occurred, the obligations of the Lenders to make any further extensions of credit under the Loan Documents shall automatically terminate.

(b)           Specific Performance; Exercise of Rights.  Upon request of the Required Lenders, the Administrative Agent on behalf of the Lenders shall proceed to protect and enforce the Lenders’ rights by suit in equity, action at law and/or other appropriate proceeding, either for specific performance of any covenant or condition contained in this Agreement or any other Loan Document (other than Hedge Agreements or Cash Management Agreements) or in any instrument or assignment delivered to the Lenders pursuant to this Agreement or any other Loan Document (other than Hedge Agreements or Cash Management Agreements), or in aid of the exercise of any power granted in this Agreement or any other Loan Document (other than Hedge Agreements) or any such instrument or assignment.

(c)           Acceleration.  Upon request of the Required Lenders, the Administrative Agent on behalf of the Lenders shall by notice in writing to the Company (a) declare all or any part of the unpaid balance of the Obligations then outstanding (other than Hedge Agreements or Cash Management Agreements) to be immediately due and payable, and (b) require the Company immediately to deposit with the Administrative Agent Cash Collateral in an amount equal to the then L/C Obligation (which Cash Collateral shall be held and applied as provided in Section 2.03(g)), and thereupon such unpaid balance or part thereof and such amount equal to the L/C Obligation shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived; provided, however, that if a Bankruptcy Default shall have occurred, the unpaid balance of the Obligations (other than Hedge Agreements or Cash Management Agreements) shall automatically become immediately due and payable.

(d)           Enforcement of Payment; Collateral; Setoff.  Upon request of the Required Lenders, the Administrative Agent on behalf of the Lenders shall proceed to enforce payment of the Obligations in such manner as it may elect, and to cancel, or instruct the L/C Issuer to cancel, any outstanding Letters of Credit which permit the cancellation thereof and to realize upon any and all rights in the Collateral.  The Lenders and their Affiliates may offset and apply toward the payment of the Obligations (and/or toward the curing of any Event of Default) any Indebtedness from the Lenders to the respective Obligors, including any Indebtedness represented by deposits in any account maintained with the Lenders, regardless of the adequacy of any security for the Obligations.  The Lenders shall have no duty to determine the adequacy of any such security in connection with any such offset.

(e)           Cumulative Remedies.  To the extent not prohibited by applicable law which cannot be waived, all of the Lenders’ rights hereunder and under each other Loan Document shall be cumulative.

8.03                      Annulment of Defaults.  Once an Event of Default has occurred, such Event of Default shall be deemed to exist and be continuing for all purposes of the Loan Documents (other than Hedge Agreements or Cash Management Agreements) until the Required Lenders or the Administrative Agent (with the consent of the Required Lenders) shall have waived such Event of Default in writing, stated in writing that the same has been cured to such Lenders’ reasonable satisfaction or entered into an amendment to this Agreement which by its express terms cures such Event of Default, at which time such Event of Default shall no longer be deemed to exist or to have continued.  No such action by the Lenders or the Administrative Agent shall extend to or affect any subsequent Event of Default or impair any rights of the Lenders upon the occurrence thereof.  The making of any extension of credit during the existence of any Default shall not constitute a waiver thereof.

8.04                      Waivers.  To the extent that such waiver is not prohibited by the provisions of applicable law that cannot be waived, each of the Company and the other Obligors waives:

(a)           all presentments, demands for performance, notices of nonperformance (except to the extent required by this Agreement or any other Loan Document), protests, notices of protest and notices of dishonor;

(b)           any requirement of diligence or promptness on the part of any Lender in the enforcement of its rights under this Agreement, the Notes or any other Loan Document;

(c)           any right it may have to claim or recover from the Administrative Agent or any Lender any special, exemplary, punitive or consequential damages;

(d)           any and all notices of every kind and description which may be required to be given by any statute or rule of law; and

(e)           any defense (other than indefeasible payment in full) which it may now or hereafter have with respect to its liability under this Agreement, the Notes or any other Loan Document or with respect to the Obligations.

8.05                      Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in clause (c) of Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and amounts owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01                      Appointment and Authority.

(a)           Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender and Swing Line Lender (if applicable), potential Hedge Bank and potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02                      Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03                      Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:
(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04                      Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05                      Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06                      Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07                      Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08                      No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Bookrunners, Arranger or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09                      Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

9.10                      Collateral and Guaranty Matters.

The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)           to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii)  if approved, authorized or ratified in writing in accordance with Section 11.01;

(b)           to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c)           to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.07(h).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will, at the Company’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

ARTICLE X

 GUARANTY

10.01                      Guarantees of Obligations.

Each Guarantor unconditionally jointly and severally guarantees to each Lender, each Hedge Bank, each Cash Management Bank and the Administrative Agent that the Obligations will be performed and will be paid in full in cash when due and payable, whether at the stated or accelerated maturity thereof or otherwise, this guarantee being a guarantee of payment and not of collectability and being absolute and in no way conditional or contingent.  In the event any part of the Obligations shall not have been so paid in full when due and payable, each Guarantor will, immediately upon notice by the Administrative Agent or, without notice, immediately upon the occurrence of a Bankruptcy Default, pay or cause to be paid to the Administrative Agent the amount of such Obligations which are then due and payable and unpaid for application in accordance with Section 8.05.  The obligations of each Guarantor hereunder shall not be affected by the invalidity, unenforceability or irrecoverability of any of the Obligations as against any other Loan Party, any other guarantor thereof or any other Person.  For purposes hereof, the Obligations shall be due and payable when and as the same shall be due and payable under the terms of this Agreement or any other Loan Document notwithstanding the fact that the collection or enforcement thereof may be stayed or enjoined under the Bankruptcy Code or other applicable law.  For purposes of the remainder of this Article X only, the term “Lender” shall be deemed to include each Hedge Bank and each Cash Management Bank, as applicable and as the context may require.

10.02                      Continuing Obligation.

Each Guarantor acknowledges that the Lenders and the Administrative Agent have entered into this Agreement (and, to the extent that the Lenders or the Administrative Agent may enter into any future Loan Document, will have entered into such agreement) in reliance on this Article X being a continuing irrevocable agreement, and such Guarantor agrees that its guarantee may not be revoked in whole or in part.  The obligations of the Guarantors hereunder shall terminate when the commitment of the Lenders to extend credit under this Agreement shall have terminated and all of the Obligations have been paid in full in cash and discharged; provided, however, that:

(a)           if a claim is made upon the Lenders at any time for repayment or recovery of any amounts or any property received by the Lenders from any source on account of any of the Obligations and the Lenders repay or return any amounts or property so received (including interest thereon to the extent required to be paid by the Lenders) or

(b)           if the Lenders become liable for any part of such claim by reason of (i) any judgment or order of any court or administrative authority having competent jurisdiction, or (ii) any settlement or compromise of any such claim, then the Guarantors shall remain liable under this Agreement for the amounts so repaid or property so returned or the amounts for which the Lenders become liable (such amounts being deemed part of the Obligations) to the same extent as if such amounts or property had never been received by the Lenders, notwithstanding any termination hereof or the cancellation of any instrument or agreement evidencing any of the Obligations.  Not later than five days after receipt of notice from the Administrative Agent, the Guarantors shall jointly and severally pay to the Administrative Agent an amount equal to the amount of such repayment or return for which the Lenders have so become liable.  Payments hereunder by a Guarantor may be required by the Administrative Agent on any number of occasions.

10.03                      Waivers with Respect to Obligations.

Except to the extent expressly required by this Agreement or any other Loan Document, each Guarantor waives, to the fullest extent permitted by the provisions of applicable law, all of the following (including all defenses, counterclaims and other rights of any nature based upon any of the following):

(a)           presentment, demand for payment and protest of nonpayment of any of the Obligations, and notice of protest, dishonor or nonperformance;

(b)           notice of acceptance of this guarantee and notice that credit has been extended in reliance on the Guarantor’s guarantee of the Obligations;

(c)           notice of any Default or of any inability to enforce performance of the obligations of the Company or any other Person with respect to any Loan Document, or notice of any acceleration of maturity of any Obligations;

(d)           demand for performance or observance of, and any enforcement of any provision of, the Obligations, this Agreement or any other Loan Document or any pursuit or exhaustion of rights or remedies against the Company or any other Person in respect of the Obligations or any requirement of diligence or promptness on the part of the Administrative Agent or the Lenders in connection with any of the foregoing;

(e)           any act or omission on the part of the Administrative Agent or the Lenders which may impair or prejudice the rights of the Guarantor, including rights to obtain subrogation, exoneration, contribution, indemnification or any other reimbursement from the Company or any other Person, or otherwise operate as a deemed release or discharge;

(f)           any statute of limitations or any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than the obligation of the principal;

(g)           any “single action” or “anti deficiency” law which would otherwise prevent the Lenders from bringing any action, including any claim for a deficiency, against the Guarantor before or after the Administrative Agent’s or the Lenders’ commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or any other law which would otherwise require any election of remedies by the Administrative Agent or the Lenders;

(h)           all demands and notices of every kind with respect to the foregoing; and

(i)           to the extent not referred to above, all defenses (other than payment) which the Company may now or hereafter have to the payment of the Obligations, together with all suretyship defenses, which could otherwise be asserted by such Guarantor.

Each Guarantor represents that it has obtained the advice of counsel as to the extent to which suretyship and other defenses may be available to it with respect to its obligations hereunder in the absence of the waivers contained in this Section 10.03.

No delay or omission on the part of the Administrative Agent or the Lenders in exercising any right under this Agreement or any other Loan Document or under any guarantee of the Obligations shall operate as a waiver or relinquishment of such right.  No action which the Administrative Agent or the Lenders or the Company may take or refrain from taking with respect to the Obligations, including any amendments thereto or modifications thereof or waivers with respect thereto, shall affect the provisions of this Agreement or the obligations of the Guarantor hereunder.  None of the Lenders’ or the Administrative Agent’s rights shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Obligor, or by any noncompliance by the Company with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof which the Administrative Agent or the Lenders may have or otherwise be charged with.

10.04                      Lenders’ Power to Waive, etc.

Each Guarantor grants to the Lenders full power in their discretion, without notice to or consent of such Guarantor, such notice and consent being expressly waived to the fullest extent permitted by applicable law, and without in any way affecting the liability of the Guarantor under its guarantee hereunder:

(a)           To waive compliance with, and any Default under, and to consent to any amendment to or modification or termination of any terms or provisions of, or to give any waiver in respect of, this Agreement, any other Loan Document, the Obligations or any guarantee thereof (each as from time to time in effect);

(b)           To grant any extensions of the Obligations (for any duration), and any other indulgence with respect thereto, and to effect any total or partial release (by operation of law or otherwise), discharge, compromise or settlement with respect to the obligations of the Obligors or any other Person in respect of the Obligations, whether or not rights against the Guarantor under this Agreement are reserved in connection therewith;

(c)           To collect or liquidate or realize upon any of the Obligations in any manner or to refrain from collecting or liquidating or realizing upon any of the Obligations; and

(d)           To extend credit under this Agreement, any other Loan Document or otherwise in such amount as the Lenders may determine, including increasing the amount of credit and the interest rate and fees with respect thereto, even though the condition of the Obligors (financial or otherwise on an individual or Consolidated basis) may have deteriorated since the date hereof.

10.05                      Information Regarding the Company, etc.

Each Guarantor has made such investigation as it deems desirable of the risks undertaken by it in entering into this Agreement and is fully satisfied that it understands all such risks.  Each Guarantor waives any obligation which may now or hereafter exist on the part of the Administrative Agent or the Lenders to inform it of the risks being undertaken by entering into this Agreement or of any changes in such risks and, from and after the date hereof, each Guarantor undertakes to keep itself informed of such risks and any changes therein.  Each Guarantor expressly waives any duty which may now or hereafter exist on the part of the Administrative Agent or the Lenders to disclose to the Guarantor any matter related to the business, operations, character, collateral, credit, condition (financial or otherwise), income or prospects of the Company or its Affiliates or their properties or management, whether now or hereafter known by the Administrative Agent or the Lenders.  Each Guarantor represents, warrants and agrees that it assumes sole responsibility for obtaining from the Company all information concerning this Agreement and all other Loan Documents and all other information as to the Company and its Affiliates or their properties or management as such Guarantor deems necessary or desirable.

10.06                      Certain Guarantor Representations.

Each Guarantor represents that:

(a)           it is in its best interest and in pursuit of the purposes for which it was organized as an integral part of the business conducted and proposed to be conducted by the Company and its Subsidiaries, and reasonably necessary and convenient in connection with the conduct of the business conducted and proposed to be conducted by them, to induce the Lenders to enter into this Agreement and to extend credit to the Company by making the Guarantees contemplated by this Article X,

(b)           the credit available hereunder will directly or indirectly inure to its benefit,

(c)           by virtue of the foregoing it is receiving at least reasonably equivalent value from the Lenders for its Guarantee,

(d)           it will not be rendered insolvent as a result of entering into this Agreement,

(e)           after giving effect to the transactions contemplated by this Agreement, it will have assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as they become absolute and matured,

(f)           it has, and will have, access to adequate capital for the conduct of its business,

(g)           it has the ability to pay its debts from time to time incurred in connection therewith as such debts mature, and

(h)           it has been advised by the Administrative Agent that the Lenders are unwilling to enter into this Agreement unless the Guarantees contemplated by this Article X are given by it.

10.07                      Subrogation.

Each Guarantor agrees that, until the Obligations are paid in full, it will not exercise any right of reimbursement, subrogation, contribution, offset or other claims against the other Obligors arising by contract or operation of law in connection with any payment made or required to be made by such Guarantor under this Agreement.  After the payment in full of the Obligations, each Guarantor shall be entitled to exercise against the Company and the other Obligors all such rights of reimbursement, subrogation, contribution and offset, and all such other claims, to the fullest extent permitted by law.

10.08                      Subordination.

Each Guarantor covenants and agrees that all Indebtedness, claims and liabilities now or hereafter owing by the Company or any other Obligor to such Guarantor, whether arising hereunder or otherwise, are subordinated to the prior payment in full of the Obligations and are so subordinated as a claim against such Obligor or any of its assets, whether such claim be in the ordinary course of business or in the event of voluntary or involuntary liquidation, dissolution, insolvency or bankruptcy, so that no payment with respect to any such Indebtedness, claim or liability will be made or received while any Event of Default exists.

10.09                      Future Subsidiaries; Further Assurances.

The Company will from time to time cause any Subsidiary (other than (x) an Immaterial Subsidiary or (y) a Foreign Subsidiary that does not constitute a Material Foreign Subsidiary) within 30 days (provided that, in the case of a Foreign Subsidiary, the Company shall be permitted such additional time as may be reasonably necessary to effectuate the purposes of this Section 10.09 provided the Company is diligently pursuing the same) after any such Person (a) in the case of a Domestic Subsidiary, ceases to be an Immaterial Subsidiary or (b) in the case of a Foreign Subsidiary, becomes a Material Foreign Subsidiary (or, to the extent applicable under clauses (a)(ii) or (b)(ii) of the definition of “Material Foreign Subsidiary”, is designated to become a Guarantor), to join this Agreement as a Guarantor and to join the Security Agreement as an Obligor pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent; provided, however, that in the event such a Subsidiary is prohibited by any valid law, statute, rule or regulation from guaranteeing the Obligations, or if such a guarantee by any Material Foreign Subsidiary would result in a repatriation of foreign earnings under the Code (including the “deemed dividend” provisions of section 956 of the Code), (i) such guarantee will be limited to the extent necessary to comply with such prohibition or to prevent such repatriation of foreign earnings or (ii) if such limitation on the guaranteed amount is not sufficient to avoid such prohibition or repatriation, no such guarantee shall be required.  Each Guarantor will, promptly upon the request of the Administrative Agent from time to time, execute, acknowledge and deliver, and file and record, all such instruments, and take all such action, including providing a legal opinion with respect to its guarantee and grant of security interests, as the Administrative Agent deems necessary or advisable to carry out the intent and purposes of this Section 10.09.

10.10                      Contribution Among Guarantors.

The Guarantors agree that, as among themselves in their capacity as guarantors of the Obligations, the ultimate responsibility for repayment of the Obligations, in the event that the Company fails to pay when due its Obligations, shall be equitably apportioned, to the extent consistent with the Loan Documents, among the respective Guarantors (a) in the proportion that each, in its capacity as a guarantor, has benefited from the extensions of credit to the Company by the Lenders under the Agreement, or (b) if such equitable apportionment cannot reasonably be determined or agreed upon among the affected Guarantors, in proportion to their respective net worths determined on or about the date hereof (or such later date as such Guarantor becomes party hereto).  In the event that any Guarantor, in its capacity as a guarantor, pays an amount with respect to the Obligations in excess of its proportionate share as set forth in this Section 10.10, each other Guarantor shall, to the extent consistent with the Loan Documents, make a contribution payment to such Guarantor in an amount such that the aggregate amount paid by each Guarantor reflects its proportionate share of the Obligations.  In the event of any default by any Guarantor under this Section 10.10, each other Guarantor will bear, to the extent consistent with the Loan Documents, its proportionate share of the defaulting Guarantor’s obligation under this Section 10.10.  This Section 10.10 is intended to set forth only the rights and obligations of the Guarantors among themselves and shall not in any way affect the obligations of any Guarantor to the Lenders under the Loan Documents (which obligations shall at all times constitute the joint and several obligations of all the Guarantors).

ARTICLE XI

MISCELLANEOUS

11.01                      Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c)), or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

(b)           without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 as to any Credit Extension without the written consent of the Required Lenders;

(c)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02(a)) without the written consent of such Lender;

(d)           postpone any date fixed by this Agreement or any other Loan Document for (i) any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment or (ii) any scheduled reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender;

(e)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Company to pay interest or Letter of Credit Fees at the Default Rate;

(f)           change Section 8.05 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(g)           change (i) any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 11.01(g)), without the written consent of each Lender or (ii) the definition of “Required Lenders,” without the written consent of each Lender;

(h)           release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(i)           release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(j)           impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent the Required Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter, each Secured Hedge Agreement and each Secured Cash Management Agreement may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Company may replace such non-consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Company to be made pursuant to this paragraph).

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Loan Parties (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents (including mandatory prepayments) with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

11.02                      Notices; Effectiveness; Electronic Communications.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)           if to the Company, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s or the Administrative Agent’s transmission of Company Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Company, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Company Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

(e)           Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Company shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03                      No Waiver; Cumulative Remedies.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04                      Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Company shall pay (i) all reasonable, invoiced out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable, invoiced out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Company.  The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party or any of the Company’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)           Reimbursement by Lenders.  To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, each Loan Party agrees not to assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten days after demand therefor.

(f)           Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05                      Payments Set Aside.

To the extent that any payment by or on behalf of the Company is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06                      Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f), (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii)                      Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)           the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing or (2) in the case of a Commitment, such assignment is to a Lender or Affiliate of such a Lender;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)           the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment; and

(D)           the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv)                      Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Company.  No such assignment shall be made to the Company or any of the Company’s Affiliates or Subsidiaries.

(vi)                      No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Company (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant.  Subject to subsection (e) of this Section, each Company agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 3.01(e) as though it were a Lender.

(f)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to Section 11.06(b), Bank of America may, (i) upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Company, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07                      Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (g) with the consent of the Company, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company and (i) to (x) any bank or financial institution and (y) S&P, Moody’s, Fitch and/or other ratings agency, as the Administrative Agent, such Lender or the L/C Issuer reasonably deems necessary or appropriate in connection with such Person’s obtaining financing; provided, however, that such financial institution has agreed to keep such information confidential in accordance with its customary practices, and such ratings agency shall be informed of the confidentiality of such information .

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own or its other similarly situated customers’ confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer (a) acknowledges that the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, and (b) covenants that (i) it has developed and shall at all times maintain compliance procedures regarding the use of material non-public information and (ii) it shall handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08                      Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Company or any other Loan Party against any and all of the obligations of the Company or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09                      Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10                      Counterparts; Integration; Effectiveness; Amendment and Restatement of Existing Credit Agreement; Affirmation of Prior Liens.

(a)           This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)           Each Loan Party, the Administrative Agent and the Lenders hereby agree that at such time as this Agreement shall have become effective pursuant to the terms of clause (a) of this Section 11.10, (i) the Existing Credit Agreement automatically shall be deemed amended and restated in its entirety by this Agreement and (ii) all of the promissory notes executed in connection with the Existing Credit Agreement automatically shall be deemed amended and restated by the Notes executed in connection with this Agreement.

(c)           Each Loan Party affirms the liens and security interests (and, to the extent necessary, grants again, pursuant to the Collateral Documents, to the Collateral Agent such liens and security interests) created and granted by it in the Collateral Documents (including, but not limited to, the Security Agreement, the Mortgages and the Mortgage Amendments) and agrees that the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement shall in no manner adversely affect or impair such liens and security interests.  Further each Loan Party hereby acknowledges and agrees that as of the Closing Date the obligations under the Existing Credit Agreement to the extent secured by the Collateral Documents shall be deemed in all respects to be replaced by the Obligations owing under this Agreement.

11.11                      Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12                      Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13                      Replacement of Lenders.

If (i) any Lender requests compensation under Section 3.04, (ii) the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) a Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders or (iv) any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Company shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with applicable Laws.

(e)           in the case of any such assignment resulting from a Lender's failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable amendment, modification and/or waiver of this Agreement that the Company has requested shall become effective upon giving effect to such assignment (and any related assignments required to be effected in connection therewith in accordance with this Section 11.13).

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

11.14                      Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  THE COMPANY AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE EASTERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  THE COMPANY AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

11.15                      Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16                      No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between the Company and its Affiliates, on the one hand, and the Administrative Agent and the Arranger on the other hand, (B) the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Arranger nor any Lender has any obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and neither the Administrative Agent, the Arranger nor any Lender has any obligation to disclose any of such interests to the Company or any of its Affiliates.  To the fullest extent permitted by law, the Company hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17                      USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.

        CHAR1\997700v13

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY:                                                                           BUCKEYE TECHNOLOGIES INC.

By:  /s/ Steven G. Dean
Name: Steven G. Dean
Title:    Sr. Vice President and Chief Financial Officer

GUARANTORS:                                                                           [_______]

BANK OF AMERICA, N.A., as
Administrative Agent

By:  /s/ Kristine Thennes
Name:  Kristine Thennes
Title:    Vice President

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:   /s/ Thomas W. Branyan
Name:    Thomas W. Branyan
Title:      Sr. Vice President

[OTHER LENDERS], as a Lender

By:        /s/ SIGNED
Name:  Various
Title: